Exhibit 2.1

Execution Version
CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
HIGHRIDGE RESOURCES, INC.,
CACTUS, INC.
ATLAS MERGER SUB, LLC
AND
FLEXSTEEL LTIP LP,
in its capacity as Seller Representative and for purposes of Section 8.12(b)
DATED AS OF DECEMBER 30, 2022

US 9076475

TABLE OF CONTENTS
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AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 30, 2022, is made by and among HighRidge Resources, Inc., a Delaware corporation (the “Company”), Cactus, Inc., a Delaware corporation (“Parent”), Atlas Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), FlexSteel LTIP LP, a Delaware limited partnership, in its capacity as the Seller Representative (in such capacity, the “Seller Representative”) and for purposes of Section 8.12(b). The Company, Parent, Merger Sub and the Seller Representative shall be referred to herein from time to time each as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.
WHEREAS, Parent, Merger Sub and the Company are hereby adopting a plan of merger, providing for the merger of Merger Sub with and into the Company, with the Company being the surviving entity, and pursuant to which the Company will become a wholly owned subsidiary of Parent (the “Merger”);
WHEREAS, the respective board of directors of Parent and the Company and the sole member of Merger Sub have approved this Agreement and the Merger and the related transactions contemplated hereby, upon the terms and subject to the conditions set forth herein;
WHEREAS, simultaneously with the execution of this Agreement, each Shareholder of the Company has executed a written consent approving this Agreement and the Merger and the related transactions contemplated hereby, upon the terms and subject to the conditions set forth herein; and
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
Section 1.1Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.
“18-Month FlexSteel Revenue” means the aggregate gross revenue of the Group Companies on a consolidated basis during the Earn-Out Period.
“2021 FlexSteel Bonus Amount” means the aggregate amount of ordinary course bonuses to be paid to employees of the Group Companies in respect of the calendar year 2021, which amount will be established by the Company in a manner consistent with past practice prior to the Closing Date, but in any event shall be an amount equal to no less than $4,000,000, in addition to any (i) bonus payable or to be paid to current employees of PNRI, which will remain an obligation of PNRI and (ii) sales commissions.

“2022 FlexSteel Bonus Amount” means the aggregate amount of ordinary course bonuses to be paid to employees of the Group Companies in respect of the calendar year 2022 (excluding any amounts to be paid under the FlexSteel Holdings, Inc. Cash Incentive Bonus Plan), which amount will be established by the Company in a manner consistent with past practice prior to the Closing Date, but in any event shall be an amount equal to no less than $4,000,000, in addition to any (i) bonus payable or to be paid to current employees of PNRI, which will remain an obligation of PNRI and (ii) sales commissions.
“AAA” has the meaning set forth in Section 2.8(j).
“Arbitrator” has the meaning set forth in Section 2.8(j).
“Accounting Firm” has the meaning set forth in Section 2.4(b)(ii).
“Action” means any claim, action, suit, litigation, Order, proceeding, investigation, audit or arbitration.
“Adjustment Time” means 12:01 a.m. Central Time on the Closing Date.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. Prior to the Closing, PNRI shall be deemed an Affiliate of the Group Companies and following the Closing, the Group Companies shall be considered Affiliates of Parent.
“Agreed Adjustments” has the meaning set forth in Section 2.8(b)(ii).
“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.
“Ancillary Documents” has the meaning set forth in Section 3.3.
“Anti-Bribery Laws” means any applicable Laws prohibiting corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act.
“Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws intended to prohibit, restrict or regulate actions having the purpose or effect of reducing competition, monopolization or restraint of trade through merger or acquisition.
“Balance Sheet Principles” means those balance sheet principles set forth in Exhibit A.
“Benefit Plans” has the meaning set forth in Section 3.12(a).

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in Houston, Texas are open for the general transaction of business.
“Cash and Cash Equivalents” means, with respect to any Person as of any time, the aggregate amount (expressed in United States dollars) of such Person’s cash and cash equivalents (including marketable securities, bank deposits, deposits with third parties, restricted cash and United States Treasury Securities with a maturity of no more than three months following the Closing Date) as of such time, including the amounts of any received but uncleared checks and drafts and wires issued prior to such time and deposits in transit, net of issued but uncleared checks or transfers as of such time; provided, that “Cash and Cash Equivalents” shall be reduced by an amount equal to 7% of the amount of Cash and Cash Equivalents held by the Group Companies in bank accounts in Canada. “Cash and Cash Equivalents” shall also include (i) any accrued interest on any Cash and Cash Equivalents and (ii) any and all uncollected credit card receivables.
“Certificate of Merger” has the meaning set forth in Section 2.1.
“Chancery Court” has the meaning set forth in Section 8.14.
“Change of Control” has the meaning set forth in Section 2.8(h).
“Class A Common Stock” means the Class A Voting Common Stock, par value $0.000001 per share, of the Company.
“Class B Common Stock” means the Class B Non-Voting Common Stock, par value $0.000001 per share, of the Company.
“Closing” has the meaning set forth in Section 2.2.
“Closing Cash” means the aggregate amount of the consolidated Cash and Cash Equivalents of the Group Companies as of the Adjustment Time.
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Date Payoff Debt” means an amount equal to the Estimated Closing Indebtedness.
“Closing Indebtedness” means the aggregate amount of Indebtedness of the Group Companies as of the Adjustment Time.
“Closing Statement” has the meaning set forth in Section 2.4(b)(i).
“Closing Working Capital” means the Net Working Capital of the Group Companies as of the Adjustment Time, determined in accordance with the Balance Sheet Principles.
“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations and administrative guidance promulgated thereunder.

“Common Stock” means the Class A Common Stock and Class B Common Stock.
“Company” has the meaning set forth in the introductory paragraph to this Agreement.
“Company Consolidated Group” means the affiliated group within the meaning of Section 1504 of the Code for U.S. federal income tax purposes electing to file a consolidated U.S. federal Income Tax Return of which the Company is the common parent.
“Company Disclosure Schedule” means, collectively, that certain disclosure letter of even date with this Agreement from the Company to Parent delivered concurrently with the execution and delivery of this Agreement.
“Company Employees” has the meaning set forth in Section 3.15(a).
“Company Intellectual Property” means Owned Company Intellectual Property and Licensed Company Intellectual Property.
“Compliant” means, with respect to the Financing Information, that (a) with respect to the audited financial statements (i) the independent public accounting firm that audited such audited financial statements shall not have withdrawn its audit opinion with respect to any of the audited financial statements included in the Financing Information, unless a new unqualified audit opinion is delivered with respect to such financial statements by such independent public accounting firm or another nationally recognized independent public accounting firm and (ii) none of the financial statements included in the Financing Information shall have been restated, nor shall the Company, any governing body of the Company, any of its Affiliates or the independent public accounting firm that audited such audited financial statements have determined that a restatement of any such audited financial statements is required, unless such restatement has been completed, audited by a nationally recognized independent public accounting firm, and delivered to Parent, and (b) with respect to the Included Interim Financial Statements, (i) none of the Included Interim Financial Statements shall have been restated, nor shall the Company, any governing body of the Company, any of its Affiliates or the independent public accounting firm that reviewed the Included Interim Financial Statements have determined that a restatement of any such Included Interim Financial Statements is required, unless such restatement has been completed, reviewed by a nationally recognized independent public accounting firm, and delivered to Parent; (ii) the Included Interim Financial Statements present fairly, in all material respects, respectively, the consolidated financial position and statements of operations, stockholder’s equity and cash flows of the Company and its Subsidiaries, at the respective dates set forth therein and for the respective periods covered thereby; and (iii) the Included Interim Financial Statements were prepared from the books and records of the Company and its Subsidiaries in all material respects in accordance with GAAP, subject to year-end adjustments in accordance with past practice (none of which are reasonably expected to be material in nature or amount).
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 27, 2022, by and between the Company and Parent LLC.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants, evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other similar Law, Order, directive, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, Economic Security Act (CARES) and Families First Act.
“COVID-19 Response” means (x) any action taken, or omitted to be taken, by the Company pursuant to and in accordance with any Law, directive, pronouncement or guideline issued by any Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, any pandemic, epidemic or disease outbreak and (y) any action taken, or omitted to be taken, by the Company to protect the business of the Company that is responsive to any pandemic, epidemic or disease outbreak, as determined by the Company in its reasonable discretion.
“D&O Persons” has the meaning set forth in Section 5.8(a).
“Debt Commitment Letter” means the commitment letter dated as of December 30, 2022, among Parent LLC and JPMorgan Chase Bank, N.A., as amended, amended and restated, modified, supplemented, replaced or extended from time to time after the date of this Agreement in accordance with this Agreement.
“Debt Fee Letter” means any fee letter executed in connection with the Debt Commitment Letter, as amended, amended and restated, modified, supplemented, replaced or extended from time to time after the date of this Agreement in accordance with this Agreement.
“Debt Financing” means the debt financing contemplated by the Debt Commitment Letter and the Debt Fee Letter(s).
“Designated VDA” means a voluntary disclosure agreement (or other settlement, compromise, closing or similar agreement) between FlexSteel Pipeline Technologies, Inc. and the Texas Comptroller of Public Accounts with respect to sales or use taxes charged (or chargeable) in connection with assets owned by Trinity Bay Equipment Holdings, LLC and leased to FlexSteel Pipeline Technologies, Inc. with respect to taxable periods beginning in 2019 and ending on or before the Closing Date.
“Designated Sales Tax Return” means any state or local sales Tax Returns (or applicable portion thereof) filed or required to be filed after the date of this Agreement and on or before the Closing Date with respect to sales or use taxes charged (or chargeable) in connection with assets owned by Trinity Bay Equipment Holdings, LLC and leased to FlexSteel Pipeline Technologies, Inc.
“DGCL” means the Delaware General Corporation Law.
“DLLCA” means the Delaware Limited Liability Company Act.

“Earn-Out Deliverables” has the meaning set forth in Section 2.8(b).
“Earn-Out Financial Statements” has the meaning set forth in Section 2.8(b).
“Earn-Out Payment” means the amount determined in accordance with Section 2.8(a), as applicable.
“Earn-Out Percentage” means a percentage determined via linear interpolation and based on the Earn-Out Range pursuant to the below formula:
Earn-Out Percentage = (i) the result of (A) 18-Month FlexSteel Revenue minus (B) 545,000,000 divided by (ii) 104,000,000 (being the result of (A) 649,000,000 minus (B) 545,000,000)
“Earn-Out Period” means the eighteen (18) month period commencing on January 1, 2023, and ending on June 30, 2024.
“Earn-Out Range” means, with respect to the 18-Month FlexSteel Revenue, any amount that is greater than $545,000,000 and less than $649,000,000, inclusive.
“Effective Time” means the effective time of the Merger, which shall be (i) the date and time at which the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA or (ii) such other subsequent date and time as Parent and the Seller Representative may agree and specify in the Certificate of Merger in accordance with the DGCL and the DLLCA.
“Enterprise Value” means $621,160,000.
“Environmental Laws” means any and all applicable Laws which (i) regulate or relate to pollution or the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances; or the health and safety of persons or property (regarding exposure to Hazardous Substances) or (ii) impose liability with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.).
“Environmental Permits” means any permit, license, authorization, registration or approval required under applicable Environmental Laws.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations and administrative guidance promulgated thereunder.
“Escrow Account” has the meaning set forth in Section 2.3(b)(i)(A).
“Escrow Agent” means JPMorgan Chase Bank, N.A.
“Escrow Agreement” has the meaning set forth in Section 2.3(b)(i)(A).
“Escrow Amount” means an amount in cash equal to $6,250,000.

“Escrow Funds” has the meaning set forth in Section 2.3(b)(i)(A).
“Estimated Closing Cash” has the meaning set forth in Section 2.4(a).
“Estimated Closing Indebtedness” has the meaning set forth in Section 2.4(a).
“Estimated Closing Statement” has the meaning set forth in Section 2.4(a).
“Estimated Closing Working Capital” has the meaning set forth in Section 2.4(a).
“Estimated Purchase Price” means (a) Enterprise Value, plus (b) the amount of Estimated Closing Cash, plus (c) the amount (if any) by which Estimated Closing Working Capital exceeds Target Working Capital, minus (d) the amount (if any) by which Target Working Capital exceeds Estimated Closing Working Capital, minus (e) the amount of Estimated Closing Indebtedness, minus (f) the amount of Estimated Seller Expenses.
“Estimated Seller Expenses” has the meaning set forth in Section 2.4(a).
“Exchange Act” has the meaning set forth in Section 2.8(h).
“Extended Commitment Fee” has the meaning set forth in the Debt Fee Letter, which, for the avoidance of doubt, such fee shall not exceed $562,500.
“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.
“Final Company Taxes” means, with respect to any Pre-Closing Income Tax Return as of the time of filing thereof pursuant to Section 5.12(b), the U.S. federal income Taxes, if any, payable by the Company Consolidated Group to the extent shown as due and payable on such Pre-Closing Income Tax Return.
“Final Purchase Price” has the meaning set forth in Section 2.4(d)(i).
“Financial Statements” has the meaning set forth in Section 3.4(a).
“Financing” means any debt financing, whether in the form of debt securities, a credit or loan facility or otherwise, obtained or proposed to be obtained by Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement, including the debt financing contemplated by the Debt Commitment Letter or any other debt financing the proceeds of which are intended to be used to finance the payment, in whole or in part, of the Purchase Price or any of the other amounts payable by Parent or any of its Affiliates under this Agreement or any of the Ancillary Documents.
“Financing Documents” means the Debt Commitment Letter, any Debt Fee Letter, any commitment letter, engagement letter, underwriting agreement, purchase agreement, placement agreement, credit agreement, indenture or any other agreement or document, in each case, entered into by any Financing Related Party, on the one hand, and Parent or any of its Affiliates, on the other, in connection with any Financing.

“Financing Failure Event” has the meaning set forth in Section 5.17(e).
“Financing Indemnitees” has the meaning set forth in Section 5.17(b).
“Financing Information” means: (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of the last day of each of the fiscal years ended December 31, 2021 and 2020, and the related audited consolidated statements of operations, comprehensive income, stockholder’s equity and cash flows for each of the fiscal years then-ended; (b) the reviewed unaudited consolidated balance sheet of the Company and its Subsidiaries as of the last day of each of the quarter ended September 30, 2022 and the year ended December 31, 2021, and the unaudited consolidated statements of operations, comprehensive income, stockholder’s equity and cash flows for each of the quarters ended September 30, 2022 and 2021, as reviewed by the accounting firm that audited the audited financial statements referenced in foregoing clause (a) or another nationally recognized independent public accounting firm (all such financial statements delivered pursuant to this clause (b), the “Included Interim Financial Statements”) and (c) customary authorization letters from the Group Companies authorizing the distribution of the foregoing financial information to prospective lenders or investors. Financing Information shall not include financial statements for any period following the fiscal quarter ended September 30, 2022, and for the avoidance of doubt shall expressly exclude financial statements for the fiscal year ended December 31, 2022 or for the quarter ended December 31, 2022 or any quarterly or annual period thereafter.
“Financing Related Action” has the meaning set forth in Section 8.21(a).
“Financing Related Parties” means the Persons (other than Parent or any of its Affiliates) party from time to time to the Debt Commitment Letter, including any such Persons becoming party thereto pursuant to any joinder documentation, and shall also include each other Person that has committed or agreed to provide, arrange, syndicate, underwrite, purchase or place any Financing, or has otherwise entered into any agreement with Parent or any of its Affiliates in connection with, or that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or a similar representative in respect of, all or any part of the Financing, the respective Affiliates of any of the foregoing and the respective partners, managers, members, trustees and Representatives of any of the foregoing or any such Affiliates.
“Foreign Benefit Plan” has the meaning set forth in Section 3.12(g).
“Fraud” means the actual and deliberate fraud by a Party in the making of a representation and warranty contained in Article 3 or Article 4 of this Agreement (as modified by the Schedules, as applicable) or in any certificate delivered by such Party at the Closing, which involves the actual knowledge of such Party that such representation and warranty is materially false when made and with the intent of inducing any other Party to enter into or consummate this Agreement or to act in reliance upon such false representation and warranty which causes such other Party, in justifiable reliance upon such false representation and warranty (and with no prior actual knowledge of such false representation and warranty), to enter into or consummate this Agreement and to take action and suffer actual and material damages by reason of such reliance. For the avoidance of doubt, “Fraud”, does not include (x) constructive fraud, equitable fraud or promissory fraud or (y)

any fraud based on constructive knowledge, negligent misrepresentation, recklessness or any similar theory.
“Fundamental Representations” means the representations and warranties set forth in Section 3.1(a), Section 3.2, Section 3.3, Section 3.5(b)(i) and Section 3.18.
“GAAP” means United States generally accepted accounting principles, as consistently applied by the Group Companies.
“General Enforceability Exceptions” has the meaning set forth in Section 3.3.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.
“Governmental Entity” means any United States or non-United States (a) supranational, federal, national, state, provincial, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any public arbitral tribunal.
“Group Company” and “Group Companies” means, collectively, the Company and each of its Subsidiaries.
“Group Company Permits” has the meaning set forth in Section 3.6.
“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, that is subject to regulation, control or remediation under any Environmental Laws due to its dangerous or deleterious properties or characteristics, including without limitation, asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon gas, and petroleum products or by-products.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Included Interim Financial Statements” has the meaning set forth in the definition of Financing Information.
“Interim Financial Statements” has the meaning set forth in Section 3.4(a).
“Income Tax Return” means a U.S. federal income Tax Return and any similar return filed or required to be filed under applicable state, local or non-U.S. tax law, in each case, by the Group Companies with respect to income, capital gains, franchise and similar Taxes.

“Indebtedness” means, as of any time, without duplication, (a) the outstanding principal amount of and accrued and unpaid interest on any obligations of any Group Company, whether current, short-term or long-term and whether secured or unsecured, for (i) indebtedness for borrowed money, and (ii) other obligations evidenced by any note, bond, debenture or other debt security, (b) obligations for the deferred purchase price of property, assets or services (including any “earn-out” or similar payments, but excluding any (i) trade payables or accrued expenses arising in the Ordinary Course of Business to the extent such trade payables or accrued expenses are taken into account in the calculation of Closing Working Capital and (ii) amounts in respect of any retention-related payments to the extent such retention-related payments are taken into account in the calculation of Seller Expenses), or obligations created or arising under any conditional sale or other title retention agreement with respect to property, assets or services acquired, (c) all reimbursement obligations, contingent or otherwise, with respect to performance bonds, letters of credit, bank guarantees, bankers’ acceptances, or similar facilities, in each case, solely to the extent drawn, (d) any leases which were or are required to be recorded as capital leases in accordance with GAAP, (e) all obligations secured by any Lien on property owned subject to such Lien whether or not the obligation secured has been assumed, (f) the net settlement amount of any swap, collar, cap or other contracts the principal purpose of which is to benefit from or reduce or eliminate the risk of fluctuations in interest rates, currencies or commodity prices (which amount will reduce Indebtedness if in a net asset position), (g) any obligations in the nature of accrued fees, interest, premiums or penalties in respect of any of the foregoing clauses (a) through (f), including any such obligations in connection with clause (c), whether or not drawn, (h) guarantees by any Group Company (to the extent of the amount of such guarantees) of any indebtedness of a third party of the type described in the foregoing clauses (a) through (g) (including under any “keep well” or similar arrangement) and (i) State Income Tax Liabilities. “Indebtedness” shall also include any termination payments, pre-payment premiums or penalties, “breakage costs,” redemption fees, make-whole payments, costs and expenses or premiums and other amounts owing pursuant to the instruments evidencing Indebtedness, assuming that such Indebtedness is repaid on the Closing Date. Notwithstanding the foregoing, “Indebtedness” shall not include any (i) obligations under leases that are not required to be recorded as capital leases in accordance with GAAP (as in effect on the date of this Agreement) or real property leases, (ii) amounts included as Seller Expenses, (iii) amounts otherwise taken into account in the calculation of Closing Working Capital or (iv) intercompany Indebtedness entirely between a Group Company, on the one hand, and another Group Company, on the other hand, or deferred revenue of any Group Company.
“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) inventions (whether or not patentable and whether or not reduced to practice) discoveries, utility models, industrial designs, models, and improvements thereto, patents, patent applications, provisional patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, revisions, reexaminations, extensions, continuations, continuations-in-part, divisions, certificate of invention, and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications and any other governmental grant for the protection of inventions or industrial designs, (ii) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, designs, shapes, configurations, slogans, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof, and in connection therewith, whether registered or unregistered, and the goodwill associated therewith, together with any registrations, renewals, and applications for registration thereof, (iii) copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof, all rights of authorship, use, publication, publicity, reproduction, distribution, performance, transformation, rights of ownership of copyrightable works, semiconductor topography works, and all applications, registrations, and renewals in connection therewith, and all rights to use and exploit a copyrightable work, neighboring and ancillary rights, all mask works and all applications, registrations, and renewals in connection therewith, (iv) trade secrets, proprietary information, and confidential information, including Know-How, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, and business plans, ideas, recipes, compositions, techniques, customer and supplier lists, pricing and cost information, (v) rights in software, databases and data collections (including knowledge databases, customer lists and customer databases, Source Code, executable code, data, and related documentation), libraries or other code (or a portion of any of the foregoing), (vi) URL and domain name registrations, (vii) other rights to industrial property and European Community designs and (viii) other intellectual property and proprietary rights of any type or nature, recognized under the applicable Laws of any jurisdiction in the world, (ix) all advertising and promotional materials, and (x) all other proprietary rights, along with copies and tangible embodiments of any of the foregoing (in whatever form or medium), and any data and goodwill associated with the foregoing.
“Intellectual Property Rights” means all rights in or to all U.S. or foreign Intellectual Property.
“Interim Financial Statements” has the meaning set forth in Section 3.4(a).
“International Trade Laws” means any applicable U.S., UK, EU or other trade control Laws, including (i) trade or economic Laws relating to Sanctions, or other economic or trade sanctions administered by the EU and the United Kingdom; (ii) export, reexport, transfer, and retransfer Laws administered by the U.S. Department of Commerce and the U.S. Department of State; and (iii) antiboycott Laws administered by the U.S. Department of Commerce and the Internal Revenue Service.
“Know-How” means all information not in the public domain held in any form, including without limitation, information that is comprised in or derived from inventions, patents, patent applications, invention disclosures, publications, drawings, data formulae, patterns, specifications, notes, samples, chemical compounds, biological materials, computer software, component lists, instructions, manuals, brochures, catalogues and process descriptions and scientific approaches and methods.
“Law” means any federal, state, local or foreign statute, law, ordinance, treaty, rule, code, regulation or legal restraint issued, promulgated or enforced by a Governmental Entity having competent jurisdiction over a given matter.
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Group Companies.
“Leases” means all leases, subleases, licenses, concessions and other agreements (written and oral) pursuant to which the Group Companies hold any Leased Real Property.

“Letter of Transmittal” has the meaning set forth in Section 2.3(a)(iii).
“Licensed Company Intellectual Property” means all Intellectual Property and Intellectual Property Rights that are licensed to the Group Companies by third parties and are material to the conduct of the business of the Group Companies.
“Lien” means any mortgage, pledge, security interest, deed of trust, deed to secure debt, easement, right-of-way, defect of title, covenant, condition, restriction, adverse claim, right of first refusal, right of first offer, title default, encroachment or any survey defect, option or any other encumbrance, lien or charge of any kind, including any conditional sale or other title retention agreement, any lease and any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law, which secures the payment of a debt (or any Tax) or the performance of an obligation.
“Marketing Period” means the first period of 60 consecutive Business Days beginning on the later to occur of January 2, 2023 and the first Business Day after the Company has provided to Parent Compliant Financing Information, but the Marketing Period shall not be deemed to have commenced if such Financing Information does not remain Compliant for the entire 60 consecutive Business Day period. Notwithstanding the foregoing, if the Marketing Period has not ended by March 31, 2023, the Marketing Period shall end on such date regardless of whether the entire 60 consecutive Business Day period has elapsed.
“Material Adverse Effect” means any event, change, occurrence or circumstance that, individually or in the aggregate with all other events, changes, occurrences and circumstances, has had or would reasonably be expected to have a material adverse effect upon the assets, financial condition, business or results of operations of the Group Companies, taken as a whole; provided, however, that none of the following (or the results thereof) shall be taken into account, either alone or in combination, in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur: any adverse event, change, occurrence or circumstance arising from or related to (a) conditions affecting the economy generally or generally affecting the industries or markets in which the Group Companies operate, (b) any national or international political or social conditions, including the engagement by the United States or another government in hostilities (whether or not pursuant to the declaration of a national emergency or war), the occurrence in any place of any military or terrorist attack, (c) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Entity involving a national or federal government as a whole, (d) financial, banking or securities markets (including any disruption thereof and any decline in the price of any market index), (e) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, act of God or other comparable event, (f) any epidemic, pandemic, or disease outbreak (including COVID-19 and variants thereof), escalation or general worsening thereof, or compliance with COVID-19 Measures or laws, regulations, statutes, directives, pronouncements or guidelines issued by a Governmental Entity, the Centers for Disease Control and Prevention, or the World Health Organization providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such laws, regulations, statutes, directives, pronouncements or guidelines or interpretations thereof following the date of this Agreement or any material worsening of such conditions threatened or existing as of the date of this Agreement, (g) changes in GAAP (or the interpretation thereof), (h) changes in any Laws or Orders issued by any Governmental Entity (or the interpretation or enforcement thereof) or actions taken to comply with such changes, (i) the announcement or pendency of this Agreement or the performance of the transactions contemplated by this Agreement and/or the Ancillary Documents, including the impact thereof on the relationships, contractual or otherwise, of the Group Companies with officers, employees, customers, suppliers, vendors, partners or other business relations, (j) any failure by any Group Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period ending before, on or after the date hereof, or changes in the credit rating of any Group Company (although any event, change, occurrence or circumstance that may have given rise or contributed to any such failure that is not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (k) (i) the taking of any action expressly required by this Agreement and/or the Ancillary Documents, including the completion of the transactions contemplated hereby and thereby and (ii) compliance with Section 5.1 and Section 5.4, (l) any action taken at the written request or with the written consent of Parent or any of its Affiliates, to the extent such action is so taken in accordance with such written request or consent, (m) any failure to take any action, if such action is prohibited by this Agreement and/or the Ancillary Documents and the Company has sought, and not received, Parent’s consent to take such action, (n) the identity of, or any facts or circumstances relating exclusively to, Parent or any of its Affiliates, or (o) any fluctuations in the value of any currency or interest rates; except, in each case with respect to clauses (a) through (f) or (o) of this definition, to the extent disproportionately affecting the Group Companies, taken as a whole, relative to other similarly situated businesses in the industry in which the Group Companies operate.
“Material Contracts” has the meaning set forth in Section 3.7(a).
“Maximum Earn-Out Target” has the meaning set forth in Section 2.8(g).
“Merger” has the meaning set forth in the recitals to this Agreement.
“Merger Consideration” means a portion of (a) the Estimated Purchase Price and Final Purchase Price, without duplication, and (b) the Earn-Out Payment (if any), in each case allocable to each Shareholder in consideration for the cancellation of such Shareholder’s Shares in accordance with the terms hereof, which allocations shall be calculated pro rata based on the number of Shares (including Class B Common Stock, if any, deemed issued in exchange for RSUs as provided in Section 2.7(b)) held by such Shareholder divided by the total number of issued and outstanding Shares (including Class B Common Stock deemed issued in exchange for RSUs as provided in Section 2.7(b)).
“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.
“Net Working Capital” means (i) only those specific line items designated as “Current Assets” on Schedule 1.1(b) of the Company Disclosure Schedule, minus (ii) only those specific line items designated as “Current Liabilities” on Schedule 1.1(b) of the Company Disclosure Schedule, in each case, for the Group Companies on a consolidated basis calculated in accordance with the Balance Sheet Principles and subject to the specific adjustments set forth on Schedule 1.1(b) of the Company Disclosure Schedule. For the avoidance of doubt, Net Working Capital shall exclude Cash and Cash Equivalents, Indebtedness, Seller Expenses, Services Payments, any U.S. federal income tax assets or liabilities, any state income or franchise tax assets or liabilities, any deferred Tax assets or liabilities, and any liabilities related to any VDA Proceedings that have not commenced or are pending as of the Closing Date. Exhibit F sets forth an illustrative example of the calculation of Net Working Capital (including any such specific adjustments thereto for purposes of calculating Net Working Capital), as of October 31, 2022. Such illustrative calculation is included for reference purposes only, and notwithstanding anything to the contrary, neither the Company nor any other Person makes any representation or warranty in respect thereof.
“New Plans” has the meaning set forth in Section 5.6.
“Non-Cooperation Notice” has the meaning set forth in Section 5.17(d).
“Non-Privileged Deal Communications” has the meaning set forth in Section 8.16(c).
“Non-Recourse Parties” has the meaning set forth in Section 8.12.
“Objection” has the meaning set forth in Section 2.4(b)(ii).
“Objection Notice” has the meaning set forth in Section 2.4(b)(ii).
“Order” means any award, injunction, judgment, ruling, subpoena, writ, decree or verdict entered, issued, made or rendered by any Governmental Entity.
“Ordinary Course of Business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice (including, for the avoidance of doubt, recent past custom and practice in light of COVID-19 or COVID-19 Measures); provided, that any COVID-19 Response shall be deemed to be in the Ordinary Course of Business.
“Outside Date” has the meaning set forth in Section 7.1(d).
“Owned Company Intellectual Property” means all Intellectual Property and Intellectual Property Rights that are owned or purported to be owned by the Group Companies and, other than the Intellectual Property listed on Schedule 3.14(a) of the Company Disclosure Schedule (which shall not be qualified by materiality), are material to the conduct of the business of the Group Companies.
“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Group Companies.
“Parent” has the meaning set forth in the introductory paragraph to this Agreement.
“Parent Arrangements” has the meaning set forth in Section 3.12(e).
“Parent LLC” means Cactus Wellhead, LLC, a Delaware limited liability company.

“Participant” has the meaning set forth in Section 3.12(e).
“Party” or “Parties” has the meaning set forth in the introductory paragraph to this Agreement.
“Payoff Letters” has the meaning set forth in Section 5.7.
“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the Ordinary Course of Business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings; provided, that appropriate reserves have been established with respect to such contest, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable (or that thereafter may be paid without penalty) or which are being contested in good faith by appropriate proceedings, (c) encumbrances and restrictions on property (including easements, covenants, conditions, rights of way and similar restrictions) that do not (in each case) materially detract from the value of, or materially interfere with the Group Companies’ present uses or occupancy of such property, (d) any Liens arising under or related to the Closing Date Payoff Debt, any note or any other Indebtedness that is released and discharged at or prior to the Closing, (e) Liens granted in connection with any financing by Parent of the transactions contemplated hereby, (f) Liens that secure personal property subject to personal property leases (such as capital leases) or that are purchase money liens entered in the Ordinary Course of Business, (g) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated in any material respect by the current use or occupancy of such real property by the Group Companies or the operation of the businesses of the Group Companies, (h) matters identified on title policies or title reports made available to Parent and Merger Sub, (i) matters that would be disclosed by an accurate survey or inspection of the real property that do not (in each case) materially detract from the value of, or materially interfere with the Group Companies’ present uses or occupancy of, such property, (j) Liens described on Schedule 1.1(c) of the Company Disclosure Schedule, and (k) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license or lease agreement or in the property being leased or licensed (including the Leases).
“Permitted Transferee” has the meaning set forth in Section 2.8(i).
“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.
“PNRI” means Prime Natural Resources, Inc., a Delaware corporation.
“PNRI Texas Combined Group” has the meaning set forth in Section 5.12(c)(i).
“PNRI Texas Franchise Taxes” has the meaning set forth in Section 5.12(c)(i).
“Pre-Closing Income Tax Period” means, with respect to the Company Consolidated Group, any U.S. federal income tax period ending on or before the Closing Date for which the applicable initial Pre-Closing Income Tax Return has not been filed as of the Closing

Date. For the avoidance of doubt, the Pre-Closing Income Tax Period for the Company Consolidated Group shall include the taxable period that ends on the Closing Date and shall also include the taxable period that ends on December 31, 2022.
“Pre-Closing Income Tax Return” means any U.S. federal Income Tax Return of the Company Consolidated Group for a Pre-Closing Income Tax Period. For the avoidance of doubt the Pre-Closing Income Tax Return shall include the consolidated U.S. federal Income Tax Return of the Company Consolidated Group for the taxable period that ends on the Closing Date and shall also include the consolidated U.S. federal Income Tax Return of Company Consolidated Group for the taxable period that ends on December, 31, 2022.
“Privileged Communications” has the meaning set forth in Section 8.16(a).
“Privileged Deal Communications” has the meaning set forth in Section 8.16(b).
“Purchase Price” means (a) Enterprise Value, plus (b) the amount of Closing Cash, plus (c) the amount (if any) by which Closing Working Capital exceeds Target Working Capital, minus (d) the amount (if any) by which Target Working Capital exceeds Closing Working Capital, minus (e) the amount of Closing Indebtedness, minus (f) the amount of Seller Expenses.
“R&W Conditional Binder” has the meaning set forth in Section 4.9.
“R&W Insurance Policy” means the buyer-side representations and warranties insurance policy, to be purchased and conditionally bound by Parent prior to the Closing.
“Reference Date” has the meaning set forth in Section 3.4(a).
“Related Party Transaction” has the meaning set forth in Section 3.20.
“Released Party” has the meaning set forth in Section 8.17.
“Releasing Party” has the meaning set forth in Section 8.17.
“Representatives” means, with respect to any Person, such Person’s Affiliates and its and its Affiliates’ respective directors, officers, employees, members, owners, partners, accountants, consultants, advisors, attorneys, agents and other representatives.
“Revenue Statement” has the meaning set forth in Section 2.8(b).
“RSU Holder” means a holder of RSUs.
“RSUs” means each outstanding award of restricted stock units representing the right to receive shares of Class B Common Stock that has not been settled, and any accrued and unpaid rights pursuant to the RSU Holder’s award agreement, as applicable.
“Sales Representative” means (a) any person appointed by a power of attorney or similar instrument granted by any Group Company empowering that person to represent any

Group Company in matters and dealings by or involving the business of any Group Company, and (b) any agent, intermediary, sales representative, joint venture partner, sponsor, distributor, seller or reseller, consultant, or other Person appointed or retained to assist any Group Company to obtain business or promote the distribution, marketing or sales of products or services of any Group Company, including licensing agreements pursuant to which any Person distributes, markets, sells, or resells such products or services.
“Sanction” means any trade or economic sanction imposed under any applicable Laws administered by the U.S. Department of Treasury Office of Foreign Assets Control or the U.S. Department of State.
“Schedules” means the Company Disclosure Schedule.
“SEC” means the United States Securities and Exchange Commission.
“Second Request” has the meaning set forth in Section 5.4(e).
“Seller Expenses” means, without duplication, (I) solely to the extent that any of the following obligations have been incurred prior to or in connection with Closing and remain unpaid immediately prior to the Closing (whether incurred prior to or after the date hereof), the aggregate amount due (whether before or after Closing) and payable by the Group Companies immediately prior to the Closing for (a) third party out-of-pocket fees, costs or expenses or brokerage, finders’ or other similar payments incurred by or on behalf of the Group Companies (solely to the extent, in each case, such amounts are a liability of and are due and payable by any Group Company) as a result of or in connection with the negotiation, documentation or consummation of the transactions contemplated by this Agreement or the Ancillary Documents, including all of the fees and expenses of Vinson & Elkins L.L.P. and the fees, expenses and commissions of each of Morgan Stanley & Co. LLC and Piper Sandler & Co, (b) any sale, “stay-around,” retention, change of control or transaction bonuses, severance payments, commission or other similar bonuses or payments payable to current or former employees, independent contractors, directors or consultants of the Group Companies (including any amounts payable by the Group Companies or any Affiliate of a Group Company in respect of such Persons under any long-term incentive plan, including the FlexSteel Holdings, Inc. Cash Incentive Bonus Plan) (i) as a result of or in connection with the Closing (excluding, for the avoidance of doubt, any change of control bonuses resulting from the termination of any such Person or any other action taken at the direction of Parent or any of its Affiliates) or (ii) as a result of any termination of employment occurring prior to the Closing and, in the case of each of the foregoing clause (i) and (ii), the employer’s share of any employment, social insurance and other Taxes related to payments made in respect of any of the foregoing solely to the extent attributable to such amounts, (c) 50% of any other fees, costs, expenses or payments resulting from the change of control of any Group Company, including any amounts payable in connection with receipt of any consent or approval in connection with the transactions contemplated by this Agreement or the Ancillary Documents, (d) any amounts required to be paid by the Group Companies in connection with the purchase of any “tail” policies pursuant to Section 5.8, (e) 50% of all fees, costs, and expenses of the Escrow Agent or (f) 50% of any Transfer Taxes, (II) solely to the extent that any of the following amounts remain unpaid immediately prior to the Closing (a) the 2021 FlexSteel Bonus Amount and (b) the 2022 FlexSteel Bonus Amount and (III) solely to the extent paid by Parent LLC, the Extended Commitment Fee. Notwithstanding anything to the contrary contained herein, in no event shall “Seller Expenses” include (i)

HSR Act filing fees, and (ii) any amounts to the extent taken into account in the calculation of Closing Indebtedness or Closing Working Capital.
“Seller Representative” has the meaning set forth in the introductory paragraph to this Agreement.
“Services Payments” means payments for services from a Group Company to an Affiliate of the Group Companies (other than a Group Company).
“Shareholder” means a holder of Shares.
“Shares” means all of the issued and outstanding shares of Common Stock of the Company.
“Specified Tax Item” means the item set forth on Section 1.1(e) of the Company Disclosure Schedule.
“Specified Tax Item Proceeding” has the meaning set forth in Section 5.13(a).
“State Income Tax Liabilities” means the current period accrued Tax liabilities of the Group Companies net of any current period accrued Tax assets of the Group Companies, in each case, with respect to state income and franchise Taxes (other than, for the avoidance of doubt, Texas franchise Taxes), as determined in accordance with the Balance Sheet Principles.
“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.
“Subsidiary” of any Person means another Person, an amount of the voting securities or other voting ownership or voting partnership interests of which sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or by another subsidiary of such first Person.
“Surviving Entity” has the meaning set forth in Section 2.1.
“Tangible Property” has the meaning set forth in Section 3.19(b).
“Target Working Capital” means the amount set forth on Schedule 1.1(d) of the Company Disclosure Schedule.
“Tax” means (i) any U.S. federal, state, local or non-U.S. income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, real property, personal property, capital stock, social security, unemployment or other tax or similar governmental charge, together with any interest, penalties or additions to tax in respect of the foregoing, and (ii) any liability for the payment of such amounts as a result of being a member of a consolidated, combined, unitary, affiliated or similar group, as a transferee or successor or by contract.

“Tax Return” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Entity or other taxing authority in connection with the determination, assessment or collection of any Tax.
“Top Customers” has the meaning set forth in Section 3.21(b).
“Top Suppliers” has the meaning set forth in Section 3.21(a).
“Transaction Tax Deduction” means, without duplication, any item of loss or deduction for income tax purposes resulting from or attributable to Seller Expenses or amounts payable under the FlexSteel Holdings, Inc. Cash Incentive Bonus Plan.
“Transaction Financing” has the meaning set forth in Section 5.17(b).
“Transfer Taxes” has the meaning set forth in Section 5.12(a).
“VDA Firm” has the meaning set forth in Section 5.14(a).
“VDA Proceedings” has the meaning set forth in Section 5.14(a).
“Voting Securities” has the meaning set forth in Section 2.8(h).
ARTICLE 2
PURCHASE AND SALE
Section 2.1Merger. At the Effective Time, Merger Sub shall, automatically and without any action on the part of any Party, be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease. The Company shall be the surviving entity in the Merger (hereinafter referred to for the periods on and after the Effective Time as the “Surviving Entity”) and the direct wholly owned Subsidiary of Parent, and the separate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger except as set forth in Section 2.6. The Merger shall have the effects set forth in the DGCL, the DLLCA and this Agreement. On the Closing Date, Merger Sub and the Company shall cause a Certificate of Merger between Merger Sub and the Company in substantially the form attached hereto as Exhibit C (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and Section 18-209 of the DLLCA.
Section 2.2Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) at 10:00 a.m. (Houston, Texas time) on the date that is three (3) Business Days following the later of (a) satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) and (b) the date that is the earlier of (i) the final day of the Marketing Period and (ii) any Business Day prior to or during the Marketing Period that is specified by Parent in a written notice delivered to the Seller Representative; provided, however, that if the satisfaction of clause (a) or clause (b)

occurs on or prior to March 31, 2023, the Parties shall consummate the Closing on or prior to March 31, 2023 notwithstanding such three (3) Business Day period. The date on which the Closing actually occurs shall be referred to as the “Closing Date.”
Section 2.3Deliveries at the Closing.
(a)Deliveries by the Seller Representative. At the Closing, the Seller Representative shall deliver to Parent and Merger Sub:
(i)a duly executed Internal Revenue Service Form W-9 for each Shareholder;
(ii)the Escrow Agreement (as defined below), duly executed by the Seller Representative; and
(iii)a letter of transmittal, substantially in the form of Exhibit E attached hereto (each, a “Letter of Transmittal”), duly executed by each Shareholder.
(b)Deliveries by Parent and Merger Sub. At the Closing, Parent and Merger Sub shall make the following payments (or, in the case of Section 2.3(b)(iv), delivery):
(i)Parent shall pay the Estimated Purchase Price to the Seller Representative by:
(A)depositing the Escrow Amount into an escrow account (the “Escrow Account”) to be established and maintained by the Escrow Agent pursuant to an escrow agreement, substantially in the form of Exhibit B attached hereto (the “Escrow Agreement”), to be entered into on the Closing Date by and among the Seller Representative, Parent and the Escrow Agent. The funds held in the Escrow Account (the “Escrow Funds”) shall serve as security for and the sole source of payment of Seller Representative’s obligations pursuant to Section 2.4(d)(ii), if any; and
(B)paying, or causing to be paid, to the Seller Representative (on behalf of the Shareholders) an amount equal to the Estimated Purchase Price minus the Escrow Amount.
(ii)Parent shall pay, or cause to be paid, on behalf of the Company, the Closing Date Payoff Debt pursuant to the Payoff Letters;
(iii)Parent shall pay or cause to be paid all Estimated Seller Expenses in accordance with payment instructions delivered by the Seller Representative to Parent; and
(iv)the Escrow Agreement, duly executed by Parent.

All payments made by Parent pursuant to this Section 2.3(b) shall be made by wire transfer of immediately available funds to the accounts specified at least three (3) Business Days prior to the Closing Date by Seller Representative, in the Payoff Letters, or by the Escrow Agent, as applicable.
(c)Other Deliveries. At the Closing, the closing certificates and other documents required to be delivered pursuant to Article 6 with respect to the Closing will be exchanged.
Section 2.4Purchase Price.
(a)Estimated Purchase Price. No later than five (5) Business Days prior to the Closing Date, the Seller Representative shall deliver to Parent a statement (the “Estimated Closing Statement”) setting forth the Estimated Purchase Price, and including the Seller Representative’s estimates of (and reasonably detailed calculations of) Closing Working Capital (“Estimated Closing Working Capital”), Closing Cash (“Estimated Closing Cash”), Closing Indebtedness (“Estimated Closing Indebtedness”), and Seller Expenses (“Estimated Seller Expenses”). The Estimated Closing Statement and the determinations and calculations contained therein shall be prepared by Seller Representative in good faith and in accordance with the definitions set forth in this Agreement, and shall be accompanied by reasonably detailed supporting documentation, data and information, including invoices for Seller Expenses. No later than three (3) Business Days following receipt of the Estimated Closing Statement, Parent shall deliver to the Seller Representative a written report containing any changes that Parent proposes be made to the Estimated Closing Statement, together with reasonable explanations for such changes. Seller Representative and Parent shall use good faith efforts to agree upon the final Estimated Closing Statement and the Estimated Purchase Price at or prior to the Closing.
(b)Determination of Final Purchase Price.
(i)As soon as reasonably practicable, but no later than ninety (90) days after the Closing Date, Parent shall prepare and deliver to Seller Representative a statement (the “Closing Statement”) setting forth Parent’s good faith proposed determination of the actual amounts of Closing Working Capital, Closing Cash, Closing Indebtedness, and Seller Expenses, together with a calculation of the Purchase Price based thereon, in each case, including reasonably detailed calculations of the components thereof. The Closing Statement and the determinations and calculations contained therein shall be prepared in accordance with the definitions set forth in this Agreement. If Parent does not timely deliver the Closing Statement in accordance with the foregoing, then the Estimated Closing Statement shall be deemed to be the Closing Statement for all purposes of this Agreement; provided, however, that Seller Representative reserves any and all other rights granted to it in this Agreement or otherwise at law or equity, including the ability to deliver an Objection Notice.
(ii)Within forty five (45) days following receipt by Seller Representative of the Closing Statement (or such later date as provided in Section 2.4(c)), Seller Representative may deliver written notice (as may be amended pursuant to this Section 2.4(b)(ii), an “Objection Notice”) to Parent of any dispute it has with respect to the preparation or content of the Closing Statement (each such objection raised in the Objection Notice, an “Objection”). Any amount, determination or calculation contained in the Closing

Statement and not disputed in a timely delivered Objection Notice shall be final, conclusive and binding on the Parties. Seller Representative may provide an Objection Notice and include an Objection on the basis that it has not been provided with adequate information to understand and evaluate the differences between the calculations contained in the Estimated Closing Statement, on the one hand, and the calculations contained in the Closing Statement (and/or components thereof, including the Closing Working Capital, the amount of Closing Cash, the amount of Closing Indebtedness, and/or the amount of Seller Expenses), on the other hand; provided, that Seller Representative shall amend such an Objection Notice to include specified Objections regarding any amount, determination or calculation contained in the Closing Statement within fifteen (15) days following receipt of any such information Seller Representative reasonably requests. If Seller Representative does not timely deliver an Objection Notice with respect to the Closing Statement within such forty five (45) day period or an amended Objection Notice within such fifteen (15) day period, as applicable (or such later date as provided in Section 2.4(c)), then the Closing Statement will be final, conclusive and binding on the Parties. If an Objection Notice is timely delivered within such forty five (45) day period or an amended Objection Notice within such fifteen (15) day period, as applicable (or such later date as provided in Section 2.4(c)), Parent and Seller Representative shall negotiate in good faith for a maximum of fifteen (15) days to resolve each Objection. The Parties acknowledge and agree that the Federal Rules of Evidence Rule 408 and any similar state rules shall apply to Seller Representative (and any of its Representatives) and Parent (and any of its Representatives) during any such negotiations and any subsequent dispute arising therefrom. If Parent and Seller Representative, notwithstanding such good faith efforts, fail to resolve any Objections within fifteen (15) days after Seller Representative delivers an Objection Notice, then Parent and Seller Representative shall jointly engage the dispute resolution group of KPMG LLP or, if such firm declines to be retained to resolve the dispute, the dispute resolution group of another internationally-recognized, independent accounting firm reasonably acceptable to Seller Representative and Parent (in either case, the “Accounting Firm”) to resolve such disputes (acting as an expert and not an arbitrator) in accordance with the definitions set forth in this Agreement and the Balance Sheet Principles as soon as practicable thereafter. Parent and Seller Representative shall use commercially reasonable efforts to cause the Accounting Firm to deliver a written report containing its final determination of the subject matter of the disputed Objections (which determination shall be within the range of dispute in respect of each Objection between the amounts set forth on the Closing Statement and the Objection Notice) within the thirty (30) day period after its engagement. The Accounting Firm’s determination shall be based solely on (A) the definitions and other applicable provisions of this Agreement, and (B) presentations consisting of (x) a single written presentation submitted by each of Parent and Seller Representative (which the Accounting Firm shall be instructed to distribute to Parent and Seller Representative upon receipt of both such presentations) and (y) a single written response submitted by each of Parent and Seller Representative to each such presentation and any interrogatories of the Accounting Firm (which the Accounting Firm shall be instructed to distribute to Parent and Seller Representative upon receipt of such responses). For the avoidance of doubt, neither Parent nor Seller Representative shall have any ex parte communications with the Accounting Firm relating to this Section 2.4(b) or this Agreement, and the Accounting Firm shall not conduct an independent investigation in respect of its determination. All Objections that are resolved between the Parties or are determined by the Accounting Firm will be final, conclusive and binding on the Parties, absent manifest error or fraud. The costs and expenses of the Accounting Firm shall be borne by Parent and Seller Representative in a proportion as is appropriate to reflect their relative success in the resolution of the dispute; for example, if Seller Representative challenges the calculation of the Purchase Price by an amount of $100,000, but the Accounting Firm determines that Seller

Representative has a valid claim for only $60,000, then Parent shall bear sixty percent (60%) of the fees and expenses of the Accounting Firm and Seller Representative shall bear the other forty percent (40%) of such fees and expenses. Subject to the foregoing sentence, each party shall be responsible for its own fees and expenses incurred in connection with this Section 2.4.
(iii)The Parties agree that the procedures set forth in this Section 2.4(b) for resolving disputes with respect to the Closing Statement (or the calculations therein) shall be the sole and exclusive method for resolving any such disputes and none of the Parties or any of their Affiliates shall have any claim or any right to any Action against any other Party or their Affiliates in respect thereof; provided, however, that this Section 2.4(b)(iii) shall not prohibit Seller Representative or Parent, as applicable, from instituting an Action to enforce any final determination of the Purchase Price by the Accounting Firm pursuant to Section 2.4(b), or to compel any Party to submit any dispute arising in connection with this Section 2.4(b) to the Accounting Firm pursuant to and in accordance with the terms and conditions of this Section 2.4(b), in any court or other tribunal of competent jurisdiction in accordance with Section 8.14. The substance of the Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of manifest error or fraud. It is the intent of the Parties to have any final determination of the Purchase Price by the Accounting Firm proceed in an expeditious manner; provided, however, any deadline or time period contained herein may be extended or modified by the written agreement of Seller Representative and Parent, and the Parties agree that the failure of the Accounting Firm to conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm which otherwise conforms to the terms of this Section 2.4(b).
(c)Access. Parent shall, and shall cause each Group Company to, during regular business hours and upon reasonable advanced notice, make its financial and other records, work papers, supporting documentation, accounting personnel and advisors available to Seller Representative and its Representatives and the Accounting Firm during the review by Seller Representative and the Accounting Firm of, and the resolution of any Objections with respect to, the Closing Statement. In the event that Parent and the Group Companies fail to provide such access as reasonably determined by Seller Representative, the time periods in respect of Seller Representative’s obligations set forth in this Section 2.4 shall be extended by the length of time it takes Parent and the Group Companies to provide such access.
(d)Adjustments.
(i)Payment by the Company. If the Purchase Price as finally determined pursuant to Section 2.4(b) (the “Final Purchase Price”) exceeds the Estimated Purchase Price, Parent shall or shall cause a Group Company to pay to Seller Representative an amount equal to such excess by wire transfer of immediately available funds within three (3) Business Days after the date on which the Final Purchase Price is finally determined.
(ii)Payment from the Escrow Funds. If the Final Purchase Price is less than the Estimated Purchase Price then, within three (3) Business Days after the date on which the Final Purchase Price is finally determined, Seller Representative and Parent shall deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to release and pay to Parent, by wire transfer of immediately available funds to the bank account designated in such joint written instruction no later than the fifth (5th) Business Day after the date on which the Final Purchase Price is finally determined, a portion of the Escrow Funds equal to the amount of such shortfall (not to exceed the amount of Escrow Funds in the Escrow Account).
(iii)Release of Escrow Funds. Within three (3) Business Days after the date on which the Final Purchase Price is finally determined, Seller Representative and Parent shall deliver to the Escrow Agent a joint written instruction directing the Escrow Agent to release and pay to Seller Representative, by wire transfer of immediately available funds to the bank account designated in such joint written instruction no later than the fifth (5th) Business Day after the date on which the Final Purchase Price is finally determined, an amount equal to the Escrow Funds remaining in the Escrow Account after giving effect to any payment required pursuant to Section 2.4(d)(ii), if any.
(iv)Escrow as Sole Recourse. Notwithstanding anything to the contrary in this Agreement, Seller Representative and the Company shall have no liability to Parent or any of its Affiliates for any adjustment amount pursuant to this Section 2.4(d), except to the extent of the then remaining balance of the Escrow Fund (if any). Recovery from the Escrow Fund shall be the sole and exclusive remedy available to Parent and any of its Affiliates for any claims arising out of or relating to this Section 2.4(d), and neither Parent nor any of its respective Affiliates shall have any claim against Seller Representative or the Company in respect thereof.
(v)Tax Treatment. Any amount(s) paid pursuant to this Section 2.4(d) shall to the extent permitted by applicable Law be treated as an adjustment to the Purchase Price for U.S. federal (and applicable state and local) income Tax purposes.
Section 2.5Surviving Entity Certificate of Incorporation; Bylaws. At the Effective Time, (a) the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall become the certificate of incorporation of the Surviving Entity and (b) the bylaws of the Company in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Entity, in each case, until thereafter changed or amended as provided therein or by applicable law.
Section 2.6Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Entity, each to hold office in accordance with the Surviving Entity’s bylaws until such officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.
Section 2.7Conversion of Shares and RSUs.
(a)Shares. In accordance with the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the Shareholders, (a) each Share that is outstanding shall thereupon be cancelled and retired and shall cease to exist, shall be converted into and become the right to receive the portion of the Merger Consideration (and the Earn-Out Payment, as applicable) allocable to such Share, and each Shareholder shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration (and the Earn-Out Payment, as applicable) from Seller Representative following payment thereto by Parent as provided in Section 2.3(b)(i), and (b) all of the issued and outstanding membership interests of Merger Sub shall be converted into one share of Class A Voting Common Stock of the Surviving Entity.
(b)RSUs. At the Effective Time, each outstanding award of RSUs shall fully vest and settle in cash in accordance with the terms of each RSU Holder’s award agreement. For the avoidance of doubt, no shares of Class B Common Stock shall be issued in respect of any RSU outstanding as of immediately prior to the Effective Time; provided, however, that such shares of Class B Common Stock shall be deemed to have been outstanding for purposes of calculating the Merger Consideration.
Section 2.8Earn-Out Payment. In addition to the Final Purchase Price, the Merger Consideration shall include, and Parent shall pay, additional cash proceeds (if any) which shall be paid, calculated and determined in the manner set forth in this Section 2.8.
(a)Earn-Out Payment. The Earn-Out Payment shall be calculated as follows:
(i)To the extent the 18-Month FlexSteel Revenue is equal to or below $545,000,000, no Earn-Out Payment shall be payable by Parent.
(ii)To the extent the 18-Month FlexSteel Revenue is within the Earn-Out Range, Parent shall pay an amount in cash equal to (x) $75,000,000 multiplied by (y) the Earn-Out Percentage (which shall not exceed 100%). For example, if the 18-Month FlexSteel Revenue equals $600,000,000, then the Earn-Out Percentage shall be 52.8846% (i.e. ($600,000,000 - $545,000,000 = $55,000,000) ÷ 104,000,000) and the Earn-Out Payment shall be $39,663,462 (i.e. $75,000,000 * 0.528846).
(b)Delivery of Financial Documents. Within the later of (i) thirty (30) days after the end of the Earn-Out Period and (ii) three (3) Business Days after the date on which Parent files its Quarterly Report for the Quarterly Period Ended June 30, 2024 with the SEC (assuming Parent is a public reporting company at such time), Parent shall (x) prepare or cause to be prepared the combined statement of financial position of the Group Companies for the Earn-Out Period then ended (the “Earn-Out Financial Statements”) and a statement (the “Revenue Statement”) setting forth the amount of the 18-Month FlexSteel Revenue (as derived from the Earn-Out Financial Statements) and the resulting Earn-Out Payment determined pursuant to this Section 2.8, if any (collectively, the “Earn-Out Deliverables”), and (y) deliver the Earn-Out Deliverables to Seller Representative.
(i)Promptly following receipt of the Earn-Out Deliverables, Seller Representative shall review the same and, within thirty (30) Business days after the date of such receipt, may deliver to Parent in writing its objections, if any, to the determinations set forth in the Earn-Out Deliverables; provided, that such written notice of objection shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted, and shall be delivered only if (and to the extent that) Seller Representative reasonably and in good faith determines that the 18-Month FlexSteel Revenue set forth on the Revenue Statement has not been determined in accordance with the guidelines and procedures set forth in this Agreement and the definition of the 18-Month FlexSteel Revenue herein. If Seller Representative does not so object within such 30-day period, the determinations set forth in the Earn-Out Deliverables shall be final and binding on Parent, the Seller Representative and the Shareholders.

(ii)If Seller Representative so objects, Parent and Seller Representative shall seek in good faith for a period of fifteen (15) Business Days following receipt of Seller Representative’s objections to resolve by written agreement (the “Agreed Adjustments”) any differences as to the determinations set forth in the Earn-Out Deliverables (provided, that any settlement negotiations will not be discoverable by or communicated to the Arbitrator, if applicable) and, if Seller Representative and Parent so resolve any such differences, the determinations set forth in the Earn-Out Deliverables as adjusted by the Agreed Adjustments shall be final and binding on Parent, the Seller Representative and the Shareholders.
(iii)If any objections timely raised by Seller Representative are not resolved by Agreed Adjustments within the fifteen (15)-day period set forth in Section 2.8(b)(ii), then Parent and Seller Representative shall submit any such objections that are unresolved to be resolved in accordance with Section 2.8(j).
(iv)Upon final determination of the Earn-Out Payment (including, if applicable, following arbitration pursuant to Section 2.8(j)), Parent shall pay (or cause an Affiliate of Parent to pay) to the Seller Representative the Earn-Out Payment (if any owed pursuant to this Section 2.8), within three (3) Business Days following the date on which such final determination is made, by wire transfer of immediately available funds in such amounts and to an account designated by Seller Representative. Promptly following the receipt of the Earn-Out Payment, the Seller Representative shall pay each Shareholder its portion of the Earn-Out Payment to which it is entitled under Section 2.7(a).
(c)Tax Treatment of Earn-Out Payments. The Parties agree that, unless prohibited by applicable law and except with respect to any amounts treated as imputed interest under Section 483 of the Code, the Earn-Out Payment shall be treated for Tax purposes as an adjustment to the Purchase Price and the Parties shall report such transactions consistently therewith on all applicable Tax Returns.
(d)Acknowledgements. Parent acknowledges that the payment of the Earn-Out Payment serves as a material inducement for the Company, the Seller Representative and the Shareholders to enter into this Agreement and the Ancillary Documents, as applicable, and Parent covenants and agrees that, without either (A) the express prior written consent of Seller Representative or (B) the payment in full of the Earn-Out Payment in the amount of $75,000,000 pursuant to this Section 2.8, from the Closing until the end of the Earn-Out Period:
(i)Parent shall (and shall cause its Affiliates to) maintain the business of the Group Companies as a singular unit, such that the revenues earned by the business of the Group Companies can be clearly determined as a separate, individual business segment for financial reporting purposes and for purposes of making the determinations pursuant to this Section 2.8; and
(ii)Parent shall not, and shall cause its Affiliates to not, intentionally cause the 18-Month FlexSteel Revenue to be diminished or reduced, and shall not (and shall cause its Affiliates to not) otherwise intentionally circumvent the obligation to pay any amount of the Earn-Out Payment.

(e)Revenue Recognition Methods. For purposes of determining whether an Earn-Out Payment is owed pursuant to this Section 2.8, the 18-Month FlexSteel Revenue shall be determined in accordance with GAAP in effect as of the date of this Agreement, consistently applied. For the avoidance of doubt, no change in GAAP after the date of this Agreement shall be utilized or taken into account when determining the 18-Month FlexSteel Revenue for purposes of this Section 2.8.
(f)Independent Obligation. Parent’s obligation to pay the Earn-Out Payment in accordance with this Section 2.8 is an independent obligation of Parent and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent, other than the occurrence of the Closing and the achievement of the applicable 18-Month FlexSteel Revenue amount as set forth in this Section 2.8. Except in the event of Fraud (as determined by a court of competent jurisdiction in a final, non-appealable order), Parent shall have no right to offset the Earn-Out Payment against any other claim, liability or obligation of the Company, the Seller Representative or any other Shareholder, and no breach of this Agreement or any Ancillary Document by any Party shall affect Parent’s obligation to pay the Earn-Out Payment (as applicable) in accordance with this Section 2.8.
(g)Early Achievement of Maximum Earn-Out Target. Notwithstanding anything to the contrary in this Section 2.8, if, as of December 31, 2023, the 18-Month FlexSteel Revenue equals or exceeds $649,000,000 (the “Maximum Earn-Out Target”), Parent shall pay to the Seller Representative the full Earn-Out Payment of $75,000,000 in accordance with this Section 2.8. Parent shall notify the Seller Representative of the achievement of the Maximum Earn-Out Target within three (3) Business Days after the date on which Parent files its annual report with the SEC for the year ended December 31, 2023, assuming the Maximum Earn-Out Target is achieved as of December 31, 2023 (assuming Parent is a public reporting company at such time, and if it is not a public reporting company at such time, then the date such annual report would have been required to be filed by Parent with the SEC if it were a public reporting company with a large accelerated filer status).
(h)Change of Control. Following the Closing until the later of (i) the final determination of the Earn-Out Payment for the Earn-Out Period, and the subsequent payment thereof (if any), and (ii) the payment in full of any Earn-Out Payment payable pursuant to this Section 2.8, prior to the consummation of a Change of Control during the Earn-Out Period, Parent shall either (A) obtain a written consent from the Seller Representative authorizing Parent or the Company to effect a Change of Control prior to entering into any agreement to effect a Change of Control, (B) cause the Person(s) that will Control Parent or the Company following such Change of Control to unconditionally guarantee in full, and to acknowledge and agree to abide by (and cause its Affiliates to abide by) the obligations of Parent and its Affiliates under this Section 2.8, including the obligation to pay the Earn-Out Payment to the extent earned, or (C) pay or cause to be paid to Seller Representative, in accordance with this Section 2.8, an Earn-Out Payment in the amount of $75,000,000.00. “Change of Control” means (w) the occurrence of an event or series of events that results in any third party unaffiliated with Parent or the Company acting together in a way that would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), beneficially owning (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, securities of or interests in Parent or the Company representing greater than 50% of the combined total voting power of Parent or the Company, as applicable, entitled to vote in the election of directors of or Persons performing similar functions of Parent or the Company, as applicable (“Voting Securities”); (x) the consummation of a merger or consolidation of Parent or the Company with or into another unaffiliated third party, if the Persons who, immediately prior to the consummation thereof, own 50% or more of the then-outstanding Voting Securities of Parent or the Company, respectively, do not own immediately after the consummation of such merger, consolidation or other reorganization, 50% or more of the Voting Securities of either (1) the continuing or surviving entity or (2) the direct or indirect parent entity of such continuing or surviving entity; (y) the consummation of the sale or other disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of Parent or the Company to one or more unaffiliated third parties; or (z) any of the foregoing with respect to a Subsidiary or Subsidiaries of the Company if substantially all assets of the Company and its Subsidiaries are held by such Subsidiary or Subsidiaries, either individually or taken together as a whole.
(i)Transferability. Each Shareholder shall have the right to transfer, assign, gift or otherwise dispose of its contingent right to any Earn-Out Payment under this Section 2.8 to such Shareholder’s Permitted Transferees in a private transaction subject to compliance with applicable securities laws. Notwithstanding the foregoing, (i) the contingent right to receive any Earn-Out Payment shall not be represented by any form of certificate or other instrument, and does not constitute an equity or ownership interest in Parent and (ii) Shareholders shall not have any rights as a securityholder of Parent solely as a result of the contingent right to receive any Earn-Out Payment hereunder. For purposes of this Section 2.8, “Permitted Transferee” means, with respect to any Shareholder that is a natural person: (A) a trust or similar estate-planning vehicle established by or for the benefit of such Shareholder or such Shareholder’s immediate family members; provided, that at the time of such transfer, assignment, gift or other disposition, such trust or similar estate-planning vehicle is Controlled by such Shareholder; (B) any immediate family member of such Shareholder who is entitled to receive such Shareholder’s contingent right to any Earn-Out Payment by testamentary transfer upon the death of such Shareholder or (C) any investment fund or entity that is an Affiliate of the Seller Representative (excluding portfolio companies of any Affiliate of the Seller Representative).
(j)Disputes. Notwithstanding anything herein to the contrary, the Parties hereby agree that any and all disputes regarding determination of the Earn-Out Payment under this Section 2.8 shall be submitted to arbitration by one arbitrator mutually agreed upon by Parent and Seller Representative, and if no agreement can be reached within ten (10) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA (such arbitrator ultimately chosen, the “Arbitrator”). The arbitration shall take place in Wilmington, Delaware, in accordance with the AAA rules then in effect. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the Arbitrator upon a showing of good cause. Depositions shall be conducted in accordance with the Delaware Rules of Civil Procedure, the Arbitrator shall be required to provide in writing to Parent and Seller Representative the basis for the decision of the Arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. If the Arbitrator determines that any actions taken by Parent to which Seller Representative objects constituted a violation of the terms of this Section 2.8 (including, for the avoidance of doubt, the covenants set forth in Section 2.8(d)), then the Abritrator shall determine (i) the extent of the reduction to the 18-Month FlexSteel Revenue that resulted from such actions, if any, and (ii) the resulting Earn-Out Payment that would be payable had Parent not taken such actions. All determinations by the Arbitrator pursuant to this Section 2.8(j) shall be final and binding upon Parent, the Seller Representative and the Shareholders. The fees and expenses of the Arbitraror shall be allocated between Parent, on the one hand, and the Seller Representative, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For the avoidance of doubt, the Arbitrator shall only resolve disputes for matters arising under this Section 2.8 and shall not resolve disputes related to any other part of this Agreement.
Section 2.9Withholding
. Parent and the Company shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax law; provided that Parent shall notify Seller Representative as promptly as practicable in advance of any such intended deduction and withholding, describing the basis for such deduction and withholding in reasonable detail, in writing. Parent shall cooperate with Seller Representative (and the applicable Shareholder(s)), upon the written request of Seller Representative, to reduce or eliminate any deduction and withholding that otherwise would be required. Amounts withheld pursuant to this Section 2.9 and paid over to the appropriate Governmental Entity shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES CONCERNING THE GROUP COMPANIES
Except as set forth on the Company Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof as follows:
Section 3.1Organization and Qualification; Subsidiaries.
(a)Each Group Company is duly organized and validly existing under the Laws of its jurisdiction of formation. Each Group Company is in good standing (if applicable) under the Laws of its jurisdiction of formation and has the requisite corporate, limited liability company or similar power and authority to own, lease, use, maintain and operate its properties and assets and to carry on its businesses as presently conducted, except where the failure to have such power and authority would not be material to such Group Company’s assets or business taken as a whole.
(b)Each Group Company is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect.

Section 3.2Capitalization of the Group Companies.
(a)As of the date hereof, the entire authorized capital stock of the Company consists of 99,469 shares of Class A Common Stock, of which 99,469 shares are issued and outstanding, and 530 shares of Class B Common Stock, of which (i) 89 shares are issued and outstanding as of the date hereof and (ii) 279 shares are issuable by the Company in exchange for outstanding RSUs. Schedule 3.2(a) of the Company Disclosure Schedule sets forth, as of the date hereof, (x) the name of each Shareholder and the number of Shares of each class held by such Shareholder and (y) the name of each RSU Holder and the number of RSUs held by each such RSU Holder. The Shares comprise all of the issued and outstanding capital stock of the Company, and the Shares have been duly authorized and validly issued and are fully paid and non-assessable. The Shares were not issued in violation of any preemptive or similar rights created by Law, the Company’s Governing Documents or any agreement to which the Company is a party or by which it is bound and, other than as designated in the Stockholders Agreement, dated June 11, 2020, and the Governing Documents, are free of any preemptive rights, rights of first offer, rights of first refusal or similar rights with respect thereto. Except for the Shares and the RSUs, there are no outstanding (A) equity securities of the Company, (B) securities of the Company that are convertible into or exchangeable for, at any time, equity securities of the Company, or (C) options or other rights to acquire from the Company, or obligations of the Company to issue, any equity securities or securities convertible into or exchangeable for equity securities of the Company.
(b)Except for ownership of equity securities of another Group Company, no Group Company owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person. Schedule 3.2(b) of the Company Disclosure Schedule sets forth the name, owner, and percentages of outstanding equity securities owned by each Group Company, with respect to each Person that has issued equity or equity-related securities owned by such Group Company. All outstanding equity securities of each Subsidiary of the Company are owned by a Group Company. All outstanding equity securities of each Subsidiary of the Company (except to the extent such concepts are not applicable under the applicable Law of such Subsidiary’s jurisdiction of incorporation, formation or organization (as applicable) or other applicable Law) have been duly authorized and validly issued, are fully paid and non-assessable, are free and clear of any preemptive rights (other than such rights as may be held by any Group Company), restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws), or Liens (other than restrictions under applicable federal, state and other securities Laws). Except as set forth on Schedule 3.2(b) of the Company Disclosure Schedule, there are no outstanding (i) equity securities issued by any Subsidiary of the Company, (ii) securities issued by any Subsidiary of the Company convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company or (iii) options or other rights to acquire from any Subsidiary of the Company, or obligations of any Subsidiary of the Company to issue, any equity securities or securities convertible into or exchangeable for equity securities of any Subsidiary of the Company.

Section 3.3Authority.
(a)The Company has the requisite corporate power and authority to execute and deliver this Agreement and will have the requisite corporate power and authority to execute and deliver each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby (the “Ancillary Documents”), and to which the Company is a party, at or prior to the Closing and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement (and the Ancillary Documents to which the Company is or will be a party) and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of the Ancillary Documents, at the Closing will be) (i) duly authorized by all necessary corporate action on the part of the Company (and no other proceeding, consent or authorization on the part of the Company, the Company’s board of directors or the Shareholders is necessary to authorize this Agreement or the Ancillary Documents to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby); and (ii) duly executed and delivered by the Company and (assuming that this Agreement has (and the Ancillary Documents to which the Company is or will be a party have) been or will be at the Closing, as applicable, duly and validly authorized, executed and delivered by each other party thereto) constitute (or, in the case of the Ancillary Documents, at the Closing will constitute, as applicable) a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with their terms; except (A) to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (B) that the availability of equitable remedies, including, specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought (clauses (A) and (B), the “General Enforceability Exceptions”).
(b)The Seller Representative has the requisite limited partnership power and authority to execute and deliver this Agreement and will have the requisite limited partnership power and authority to execute and deliver each Ancillary Document to which the Seller Representative is a party at or prior to the Closing and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement (and the Ancillary Documents to which the Seller Representative is or will be a party) and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of the Ancillary Documents, at the Closing will be) (i) duly authorized by all necessary limited partnership action on the part of the Seller Representative (and no other proceeding, consent or authorization on the part of the Seller Representative or its partners is necessary to authorize this Agreement or the Ancillary Documents to which the Seller Representative is or will be a party or the consummation of the transactions contemplated hereby or thereby); and (ii) duly executed and delivered by the Seller Representative and (assuming that this Agreement has (and the Ancillary Documents to which the Seller Representative is or will be a party have) been or will be at the Closing, as applicable, duly and validly authorized, executed and delivered by each other party thereto) constitute (or, in the case of the Ancillary Documents, at the Closing will constitute, as applicable) a valid, legal and binding agreement of the Seller Representative, enforceable against the Seller Representative in accordance with their terms, subject to the General Enforceability Exceptions.

Section 3.4Financial Statements.
(a)Attached hereto as Schedule 3.4(a) of the Company Disclosure Schedule are true and complete copies of the following financial statements (the “Financial Statements”): (i) the audited (in accordance with standards issued by the American Institute of Certified Public Accountants) consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2021 and 2020, and the related audited consolidated statements of operations and comprehensive income, stockholder’s equity and cash flows for each fiscal year then-ended, including the related notes, and (ii) the reviewed unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2022 (the “Reference Date”) and December 31, 2021, and the unaudited consolidated statements of operations, comprehensive income, stockholder’s equity and cash flows for each of the nine-month periods ended September 30, 2022 and 2021 (such financial statements in this clause (ii), the “Interim Financial Statements”).
(b)The Financial Statements were prepared in accordance with GAAP and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries, as applicable, as of the dates thereof and their consolidated results of operations for the periods then ended in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto; provided, however, that the Interim Financial Statements are subject to certain year-end adjustments and lack the footnote disclosure otherwise required by GAAP.
(c)Except as set forth in the Financial Statements, no Group Company maintains any “off-balance-sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act of 1933, as amended. No Group Company has any liabilities, whether accrued, contingent, absolute or otherwise, that would have been required to be reflected on a consolidated balance sheet of the Group Companies prepared in accordance with GAAP, other than (a) as reflected or reserved against in the Financial Statements (including any notes thereto), (b) those incurred in the Ordinary Course of Business since December 31, 2021 (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement or misappropriation), (c) those included in Estimated Closing Working Capital, (d) those that are repaid, terminated, forgiven, settled, cancelled or otherwise extinguished at Closing pursuant to the terms of this Agreement (including those liabilities arising under Closing Date Payoff Debt), (e) those incurred in connection with the transactions contemplated by this Agreement, and (f) those that, individually or in the aggregate, would not be reasonably expected to be material to the Group Companies, taken as a whole.
(d)The Company’s system of internal controls over financial reporting is sufficient to provide reasonable assurance in all material respects that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, consistently applied, subject, with respect to the Interim Financial Statements, to certain year-end adjustments and the lack of footnote disclosure otherwise required by GAAP.
Section 3.5Consents and Requisite Governmental Approvals; No Violations.
(a)Assuming the truth and accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.3, no notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance by the Company of this Agreement, the Ancillary Documents to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act, (ii) those the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, and (iii) those that may be required solely by reason of Parent’s (as opposed to any other Person’s) participation in the transactions contemplated hereby or thereby.
(b)Assuming the making of the filings and the receipt of the authorizations, consents or approvals set forth in Section 3.5(a), except as set forth on Schedule 3.5 of the Company Disclosure Schedule, neither the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which it is (or at the Closing will be) a party nor the consummation by the Company of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the Governing Documents of any Group Company, (ii) result in a violation or breach of, conflict with, cause acceleration of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Material Contract, (iii) violate in any material respect any applicable material Law or Order of any Governmental Entity having jurisdiction over any Group Company or any of their respective properties or assets or (iv) except as contemplated by this Agreement, result in the creation of any Lien upon any of the assets or properties of any Group Company (other than Permitted Liens), except in the case of clauses (ii) and (iv) above, for such violations, conflicts, breaches, accelerations, defaults or Lien creations as would not have a Material Adverse Effect.
Section 3.6Permits. Each Group Company is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Group Companies to own, lease, use, maintain and operate their properties and assets and to carry on their business substantially in the manner as is being conducted as of the date hereof (the “Group Company Permits”), and all such Group Company Permits are valid, and in full force and effect, except where the failure to possess or maintain such Group Company Permits in full force and effect has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Since January 1, 2020, no Group Company has received any written notice from any Governmental Entity regarding (i) any actual or possible material violation of any Group Company Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancelation, termination or modification of any Group Company Permit, in each case of clauses (i) and (ii), other than as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The Group Companies comply with the terms of all Group Company Permits, and no suspension or cancelation of any Group Company Permit is pending or, to the knowledge of the Company, threatened, except for such noncompliance, suspensions or cancelations that have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
Section 3.7Material Contracts.
(a)Schedule 3.7(a) of the Company Disclosure Schedule (collectively, the “Material Contracts”) sets forth a list, as of the date hereof, of each contract or other legally binding arrangement to which any Group Company is a party or by which any of its properties or assets are bound which:
(i)(A) involves expenditures or purchases by any Group Company in excess of $2,000,000 in aggregate for the twelve-month period ended December 31, 2021, or projected expenditures or purchases by any Group Company during the twelve-month period ended December 31, 2022 in excess of $2,000,000 in aggregate, or (B) involves expenditures or purchases by any Group Company and the term thereof is greater than twelve months (other than Leases), unless, in the case of this clause (B), such contract or other legally binding arrangement is terminable by such Group Company on 90 days’ or less notice without penalty;
(ii)involves payments to any Group Company in excess of $2,000,000 in aggregate for the twelve-month period ended December 31, 2021 or projected payments to any Group Company in excess of $2,000,000 in aggregate for the twelve-month period ended December 31, 2022 (in each case, other than intercompany payments between any Group Company and another Group Company and other than customary purchase orders);
(iii)contains any (A) non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to any Group Company or, upon consummation of the Merger, Parent or its Subsidiaries or Affiliates, (B) other exclusivity rights, rights of refusal, rights of first negotiation or similar rights or terms provided to any Person, (C) restriction on the conduct of any line of business of any Group Company, (D) grant to any Person of “most favored nation” pricing terms or a preferential right to purchase, (E) standstill or similar agreement pursuant to which a Group Company has agreed not to acquire assets or securities of another Person, except for any such contract or other legally binding arrangement that is a confidentiality, non-disclosure or similar type of agreement entered into in the Ordinary Course of Business, or (F) obligation that any Group Company purchase all of its requirements for any product, material or service from any Person;
(iv)relates to a partnership, joint venture or similar arrangement, or relates to a commitment, arrangement or agreement to contribute capital or make additional investments in any other Person with respect to the sharing of profits, revenues, losses, costs or liabilities of any Person other than a Group Company;
(v)is an employment, severance, change of control, deferred compensation or other legally binding arrangement for the twenty (20) employees with the highest annualized compensation from the Group Companies for the calendar year ending December 31, 2021;

(vi)is a license agreement or other agreement with respect to any Company Intellectual Property (other than (A) shrink-wrap, click-wrap, and off-the-shelf licenses for software that are generally commercially available, in each case for which the license, maintenance, support and other fees are less than $100,000 in any 12-month period, and (B) any such agreements between any Group Company and another Group Company);
(vii)relates to the creation, incurrence, assumption or guarantee of borrowed money or extension of credit, including in respect of the Closing Date Payoff Debt, in each case having a principal amount of indebtedness in excess of $1,000,000;
(viii)is a collective bargaining agreement or other labor agreement with any union, works council, or other labor organization;
(ix)is a settlement, conciliation, or similar agreement with a Governmental Entity pursuant to which any Group Company has continuing obligations or involving the payment of more than $250,000;
(x)is a contract or other legally binding arrangement with respect to any acquisition or divestiture outside of the Ordinary Course of Business of (A) assets by any Group Company entered into after January 1, 2020 (1) for aggregate consideration in excess of $1,000,000 or (2) pursuant to which any Group Company has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations, or (B) Shares, or other capital stock of, or other equity interests in, any Group Company entered into after January 1, 2020;
(xi)is a Related Party Transaction;
(xii)is a contract or other legally binding arrangement with a Top Supplier or a Top Customer;
(xiii)gives rise to the obligations to make the Services Payments;
(xiv)is a contract or other legally binding arrangement with a Sales Representative required to be listed on Schedule 3.8(c) of the Company Disclosure Schedule; or
(xv)is a Governing Document of the Company or FlexSteel Holdings, Inc.
(b)Except as set forth on Schedule 3.7(b) of the Company Disclosure Schedule, (i) each Material Contract is legal, valid and binding on the applicable Group Company, and, to the knowledge of the Company, each other party thereto, as applicable, and in full force and effect and enforceable in accordance with its terms with respect to such Group Company and, to the knowledge of the Company, the other party thereto (in each case, except that such enforcement may be subject to applicable General Enforceability Exceptions), (ii) to the knowledge of the Company, there is no event or condition which has occurred or exists, which constitutes or would constitute (with or without notice, the happening of any event and/or the passage of time) a default or breach under any Material Contract by any Group Company or, to the knowledge of the Company, the other party thereto, except to the extent such breach or default has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, and (iii) no Group Company has received written notice from any other party to a Material Contract that such other party intends to terminate, not renew, or renegotiate in any material respect the terms of any such Material Contract.
(c)The Company has made available to Parent true and complete copies of all of the Material Contracts (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto).
Section 3.8Sanctions; FCPA; Sales Representatives.
(a)Since January 1, 2020, each Group Company, and, to the knowledge of the Company, each of their respective officers, managers, directors, employees, and any agent or other Person acting on behalf of the Group Companies, has been in compliance in all material respects with all applicable International Trade Laws and Anti-Bribery Laws. No Group Company nor, to the knowledge of the Company, any of their respective officers, directors, employees, any agent or other Person acting on behalf of any Group Company, is or has been since January 1, 2020, (i) the target of any Sanctions or (ii) organized, resident or located in any country or region that is the target of Laws imposing comprehensive Sanctions, currently Cuba, the Crimea region of Ukraine, the so-called Donetsk People’s Republic or Luhansk People’s Republic, Syria, Iran, or North Korea.
(b)Since January 1, 2020, no Group Company, nor any of its officers, manager, directors, employees or agents, has been indicted for allegedly violating any International Trade Law or Anti-Bribery Law or has been the target of any investigation by a Governmental Entity for potential violation of any applicable International Trade Laws or Anti-Bribery Laws.
(c)Schedule 3.8(c) of the Company Disclosure Schedule identifies the name, principal business location and territory for each Sales Representative who promotes, distributes, markets or sells any Group Company products or services outside of the United States.
Section 3.9Absence of Changes. During the period beginning on the Reference Date and ending on the date hereof, (a) no Material Adverse Effect has occurred and (b) each Group Company has conducted its business in the Ordinary Course of Business in all material respects, except (i) in connection with or related to the process by which the Group Companies (or any of their respective Representatives) solicited, discussed or negotiated strategic alternatives (including the transactions contemplated by this Agreement or any other transaction prior to the date hereof) prior to the date hereof or (ii) any actions taken as a result of, or in reaction to COVID-19 or COVID-19 Measures. Each of Parent and Merger Sub acknowledges that the announcement by the Company of its intention to sell its business (as well as the execution of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby) might affect one or more of the Group Companies’ business relationships, and that such effects do not and will not constitute a breach of this Section 3.9.
Section 3.10Litigation. Except as set forth on Schedule 3.10 of the Company Disclosure Schedule, since January 1, 2020, (a) there has not been any (i) Action pending against (or to the Company’s knowledge, threatened against) any Group Company or any executive officer or director of any Group Company (in their capacity as such), (ii) audit of a Governmental Entity pending or, to the knowledge of the Company, threatened against any Group Company, or (iii) inquiry or investigation of a Governmental Entity pending or, to the knowledge of the Company, threatened against any Group Company, in each case of clauses (i), (ii) and (iii), other than as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, and (b) no Group Company has been subject to any outstanding order, writ, injunction, award, decree or arbitration ruling or judgment of a Governmental Entity which has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
Section 3.11Compliance with Applicable Law. Since January 1, 2020, except in each case for such non-compliance that has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, (i) each of the Group Companies has complied and is in compliance with all Laws which affect the business, properties or assets of such Group Company and (ii) no notice, charge or assertion has been received by any Group Company or, to the Company’s knowledge, threatened against any Group Company alleging any non-compliance with any such Laws.
Section 3.12Employee Plans.
(a)Schedule 3.12(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all material Benefit Plans. For purposes of this Agreement, “Benefit Plan” means each (i) “employee benefit plan” (as that term is defined in Section 3(3) of ERISA), (ii) retirement, welfare, severance, termination, paid time off, employment, change-in-control, retention, equity or other incentive plan, and (iii) other benefit, bonus, commission or compensation plan, policy, program, agreement or arrangement, in each case, sponsored, maintained, contributed to by, or required to be contributed to by, any Group Company, with respect to which any Group Company has any liability or obligation (in either case, whether current or contingent), or with respect to which any current or former officer, employee, independent contractor, manager or director of, consultant to, or other Person providing services for the benefit of, any Group Company receives or will receive any compensation or benefit.
(b)Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination, opinion or advisory letter from the Internal Revenue Service and, except as could not result in material liability to any Group Company, nothing has occurred that could reasonably be expected to adversely affect the qualification or tax exemption of any such Benefit Plan. Except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, each Benefit Plan and any related trust, if applicable, complies in all respects, and has been maintained, funded and administered in compliance in all respects, with its terms and all applicable Laws, including, to the extent applicable, ERISA and the Code, and with any applicable collective bargaining agreements. There are no Actions (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to any Benefit Plan, other than as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(c)No Benefit Plan is, and no Group Company has any current or contingent liability or obligation under or with respect to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a plan that is or was subject to Title IV of ERISA or Section 412 of the Code, (iii) a multiple employer plan as described in Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA), or (v) a plan or arrangement providing post-retirement or post-termination health or life insurance benefits to any Person. With respect to each multiemployer plan to which any Group Company has any current or contingent liability or obligation, no Group Company has made or incurred a “complete withdrawal” or a “partial withdrawal” (as such terms are respectively defined in Sections 4203 and 4205 of ERISA) for which liability is or could be outstanding (whether or not assessed). No Group Company is party to any agreement intended to comply with Section 4204 of ERISA. No Group Company has any current or contingent liability or obligation as a result of at any time being treated as a single employer under Section 414 of the Code with any Person other than any Group Company.
(d)With respect to the Benefit Plans, each to the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) the current plan documents governing all Benefit Plans (including all amendments thereto); (ii) written summaries of the material terms of any Benefit Plan not in writing; (iii) the current related trust documents, custodial agreements, insurance contracts and other funding arrangements; (iv) administration agreements, investment management or investment advisory agreements, and similar agreements; (v) the most recently filed annual report (Form 5500) with all schedules and attachments; (vi) the most recent determination, opinion or advisory letter from the Internal Revenue Service; and (vii) the most recent summary plan description and summaries of material modifications thereto.
(e)Except as set forth on Schedule 3.12(e) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated in this Agreement, either alone or in conjunction with any other event, (i) will result in any payment or benefit becoming due to any current or former employee, director, or individual consultant of the Group Companies (each, a “Participant”) under any Benefit Plan, (ii) will increase any compensation or benefits otherwise payable under any Benefit Plan, (iii) will accelerate the time of payment, funding, or vesting of any compensation or benefits due to any Participant under any Benefit Plan, or (iv) has given or will give rise to the payment of any amount or provision of any benefit that would not be deductible by the Company or its Subsidiaries by reason of Section 280G of the Code or any amount or benefit that could, individually or in combination with any other such payment or benefit, constitute an “excess parachute payment”, as defined in Section 280G(b)(1) of the Code, determined without regard to any arrangements entered into prior to Closing at the direction of Parent or any of its Affiliates or between Parent and its Affiliates, on the one hand, and a “disqualified individual” on the other hand (“Parent Arrangements”).
(f)Each Benefit Plan that provides for deferred compensation that is required to comply with Section 409A of the Code materially complies in form and operation with Section 409A of the Code. No Group Company has any obligation to “gross-up” or otherwise indemnify any individual for the imposition of the taxes under Section 4999 of the Code or under Section 409A of the Code.
(g)With respect to each Benefit Plan subject to the Laws of a jurisdiction outside the United States (a “Foreign Benefit Plan”), each Foreign Benefit Plan that is required to be registered has been timely registered and has been maintained in good standing with the applicable Governmental Entity and, except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Benefit Plan that could adversely affect any such approval or good standing. Each Foreign Benefit Plan required to be fully funded and/or fully insured, and/or book-reserved, is fully funded and/or fully insured and/or book-reserved, as appropriate, in all material respects, including any back-service obligations, on an ongoing basis (determined using reasonable actuarial assumptions) in compliance with all applicable Laws and applicable accounting standards. Each Foreign Benefit Plan, if intended to qualify for special tax treatment, meets all the requirements for such treatment in all material respects and, except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no event has occurred with respect to such Foreign Benefit Plan that could reasonably be expected to cause the denial or loss of such special tax treatment. The consummation of the transactions contemplated by this Agreement is not by itself reasonably expected to create or otherwise result in any material liability with respect to any Foreign Benefit Plan.
(h)Notwithstanding any other provision in this Agreement to the contrary, the representations and warranties in this Section 3.12, Section 3.15 and Section 3.17 are the sole and exclusive representations and warranties with respect to the employee benefit matters.
Section 3.13Environmental Matters. (a) The Group Companies are, and since January 1, 2020, have been, in compliance in all material respects with applicable Environmental Laws, including all Environmental Permits; (b) the Group Companies have all the material Environmental Permits required for the conduct and operation of the business as now being conducted, and no Action is pending or, to the Company’s knowledge, threatened with respect to such Environmental Permits; (c) there has been no release to the environment of any Hazardous Substances at any facility currently, or to the knowledge of the Company, any formerly, owned, leased, or operated by any of the Group Companies, the subject of which remains unresolved; (d) the Group Companies have not received any written notice of alleged, actual or potential responsibility or liability of the Group Companies for, or any written inquiry or investigation of the Group Companies regarding, any release or threatened release of Hazardous Substances by or associated with the Group Companies or alleged violation by the Group Companies of, or non-compliance by the Group Companies with, any Environmental Law, the subject of which notice, inquiry or investigation is unresolved; (e) to the knowledge of the Company, there is no site to which any Group Company has disposed or arranged for disposal of or transported or arranged for the transport of Hazardous Substances which, would reasonably be expected to become the subject of an environmental action or give rise to liability; (f) the Group Companies do not own, lease or operate a site that (i) pursuant to the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) or any similar state Law, has been placed or is proposed to be placed by any Governmental Entity on the “National Priorities List” or similar state list, as in effect as of the date hereof, or (ii) is involved with any voluntary cleanup program sponsored by a Governmental Entity, and (g) no Group Company has contractually assumed or retained, liabilities under any Environmental Law. For purposes of clauses (c) and (d) of this Section 3.13, a matter shall only be deemed resolved if the Group Company has no liability with respect to such matter and there is no Order in effect with respect to such matter. Notwithstanding any other provision in this Agreement to the contrary, the representations and warranties in this Section 3.13 are the sole and exclusive representations and warranties with respect to the environmental matters.
Section 3.14Intellectual Property.
(a)Schedule 3.14(a) of the Company Disclosure Schedule sets forth a true, complete, and correct list of all registered Owned Company Intellectual Property and applications for registration or issuance of Owned Company Intellectual Property, including the owner or registrant thereof, and: (i) for each patent and patent application, the registration, patent number or application serial number, the jurisdiction in which the patent or application has been filed or issued, and the date filed, issued, reissued, and renewed; (ii) for each registered trademark or service mark, the application serial number or registration number, the jurisdiction of the application or registration, and the date filed or issued; (iii) each URL or domain name registered; and (iv) for each registered copyrighted work, the number and date of registration and the jurisdiction of the registration. The Intellectual Property Rights set forth on Schedule 3.14(a) of the Company Disclosure Schedule are subsisting and, to the knowledge of the Company, are valid and enforceable. The Group Companies own all Owned Company Intellectual Property, including all of the Intellectual Property Rights set forth on Schedule 3.14(a) of the Company Disclosure Schedule, free and clear of all Liens (other than Permitted Liens).
(b)The Company or one of the Group Companies owns all right, title and interest in and to (free and clear of all Liens other than Permitted Liens), or otherwise has valid and enforceable rights to use, all Intellectual Property Rights used in or necessary to conduct the business of the Group Companies as currently conducted, except for such Intellectual Property Rights that, if not possessed by the Company or the Group Companies, have not been or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
(c)Since January 1, 2020, neither any Group Company, nor the operation of the Company’s or any of the Company Subsidiaries’ business has infringed upon or misappropriated, or is infringing upon, diluting, or misappropriating, the Intellectual Property Rights of another Person. No action, claim or proceeding alleging infringement, misappropriation, unauthorized use of any third party intellectual property or technology, or other violation of any Intellectual Property Right of another Person is pending or, to the knowledge of the Company, threatened against any Group Company. Since January 1, 2020, the Company has not received any written notice relating to any actual or alleged infringement, misappropriation, or violation of any Intellectual Property Right of another Person by any Group Company. To the knowledge of the Company, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon or misappropriating any Company Intellectual Property in any material respect.
(d)Except for such proceedings or actions that, if resolved against the Group Companies, have not been or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, there are no proceedings or actions, nor are the Group Companies aware of any proceedings or actions, pending before any Governmental Entity challenging the ownership, use, validity or enforceability of the Owned Company Intellectual Property, except for office actions and other communications issued during the normal course of procuring registered Owned

Company Intellectual Property before any Governmental Entity, and, to the knowledge of the Company, no such proceedings or actions have been threatened against any Group Company.
(e)To the Company’s knowledge, there are no circumstances that would form the basis for any claim of infringement, dilution, unauthorized use, or violation of any Owned Company Intellectual Property, or challenge to the ownership, use, validity or enforceability of any Owned Company Intellectual Property.
(f)The Group Companies have taken commercially reasonable steps to protect, maintain the secrecy and confidentiality of, and secure, the ownership of and rights of the Group Companies in Owned Company Intellectual Property, including in their confidential information, know how, and trade secrets included in the Owned Company Intellectual Property. To the knowledge of the Company, no Group Company is aware of any release, publication, disclosure or other dissemination of such confidential and proprietary information and materials except as permitted under confidentiality and non-disclosure agreements between any Group Company and its employees or third parties. To the knowledge of the Company, there has been no unauthorized access to or uses or other security breaches of information technology systems used by or on behalf of the Group Companies or any such information or data collected, processed, stored, or maintained by or on behalf of the Group Companies.
(g)Schedule 3.14(g) of the Company Disclosure Schedule sets forth a listing of all Patents, including applications and registrations, owned or, to the Company’s Knowledge, previously owned, by the Group Companies and not included in Schedule 3.14(a) of the Company Disclosure Schedule, in each case that have expired during the last five (5) years.
(h)No Group Company is obligated under any license in respect of Licensed Company Intellectual Property or otherwise to pay royalty or license fees for the use of any Company Intellectual Property.
(i)To the knowledge of the Company, no Group Company is in violation of any license in respect of Licensed Company Intellectual Property.
(j)The execution, delivery or performance of this Agreement will not contravene, conflict with, or result in any limitation on, the Group Companies’ right, title or interest in or to any Company Intellectual Property.
Section 3.15Labor Matters.
(a)The Company has provided Parent with a true and complete list identifying all employees of any Group Company as of the date hereof (collectively, the “Company Employees”) and specifying with respect to each such employee, as of such date, the employee’s: (i) name; (ii) job title; (iii) employing entity; (iv) date of hire (and service date, if different); (v) base salary or regular hourly wage rate, as applicable; (vi) target bonus amount, if such employee is eligible for a bonus; (vii) classification as full-time or part-time; and (viii) classification as exempt or non-exempt under the Fair Labor Standards Act. Schedule 3.15(a) of the Company Disclosure Schedule sets forth a true, complete and accurate list of each individual consultant and individual independent contractor who is directly engaged by any Group Company and provides services to, or since January 1, 2020 provided services to, any Group Company and, if such Person is eligible for a bonus, the target amount of such bonus. The Company has made available to Parent true and complete copies of all agreements for the provision of staffing services or temporary workers, to which any Group Company is a party.
(b)Since January 1, 2020, there have been no and there is no pending or, to the knowledge of the Company, threatened labor dispute, strike or lockout, concerted walkout or work stoppage against, or employee organizing activity with respect to any Group Companies, except where such dispute, strike or lockout, walkout or work stoppage has not had or would not reasonably be expected to have a Material Adverse Effect. No Group Company is party to or bound by any collective bargaining agreement or other labor agreement with any union, works council, or other labor organization, and no Company Employee is represented by a union, works council, or other labor organization with respect to employment with a Group Company.
(c)Except for matters that have not been or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, each of the Group Companies is, and at all times since January 1, 2020 has been, in compliance with all applicable Laws related to employment or employment practices, including all such Laws relating to collective bargaining, discrimination, civil rights, employee classification, payment of wages and overtime and provision of employee benefits and employee leave and immigration. All individuals characterized and treated by the Group Companies as independent contractors or consultants are, and at all times since January 1, 2020 have been, properly treated as independent contractors under all applicable Laws. To the knowledge of the Company, since January 1, 2020, (i) no allegations of sexual harassment have been made against any current or former member of the management team of any Group Company, and (ii) no Group Company has entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by any current or former member of the management team of any Group Company. Except as set forth on Schedule 3.15(c) of the Company Disclosure Schedule, there is no Action pending against (or to the Company’s knowledge, threatened against or naming as a party thereto) any Group Company nor, to the knowledge of the Company, is there any audit, inquiry or investigation of a Governmental Entity pending or threatened against any Group Company, in each case with respect to current or former employees, applicants, or service providers to any Group Company that would reasonably be expected to be material to the Group Companies, taken as a whole. There has not been any failure by any of the Group Companies to comply with (y) the Fair Labor Standards Act or applicable state and local wage and hour or tax Laws or (z) applicable Laws pertaining to the classification of employees and independent contractors, including any failure to properly classify individuals and consultants as employees under the Fair Labor Standards Act or applicable state and local wage and hour or tax Laws that would reasonably be expected to be material to the Group Companies, taken as a whole.
(d)Notwithstanding any other provision in this Agreement to the contrary, the representations and warranties in this Section 3.15, and Section 3.12 are the sole and exclusive representations and warranties with respect to the labor and employment matters.
Section 3.16Insurance. The Group Companies maintain insurance under various insurance policies, as set forth on Schedule 3.16 of the Company Disclosure Schedule, which policies are in full force and effect, enforceable in accordance with their terms and all premiums due and payable thereon have been paid in full when due. The Company has made available to Parent true and complete copies of all of such insurance policies. To the knowledge of the Company, all such insurance policies have terms and conditions, including amounts and scope of coverage, that are customary for companies in the same or similar lines of business and of similar size and financial condition as the Group Companies. No written notice of cancelation has been received by any Group Company under such policies, and there is no existing default or event which, with the giving of notice or lapse of time or both, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent loss-runs from January 1, 2022 through September 30, 2022 in respect of the Group Companies.
Section 3.17Tax Matters.
(a)Except as set forth on Schedule 3.17 of the Company Disclosure Schedule, (i) the Group Companies have filed all material Tax Returns required to be filed by them (taking into account any extensions of time within which to file such Tax Returns), (ii) all such Tax Returns are true, complete and correct in all material respects, (iii) the Group Companies have paid all Taxes required to be paid with respect to such Tax Returns or that are otherwise due and payable by a Group Company, and (iv) the Group Companies have withheld all Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
(b)To the extent there are Taxes incurred but not yet due and payable by a Group Company (i) for periods covered by the Financial Statements, such Group Company has made an adequate provision for such Taxes in the Financial Statements in accordance with GAAP and (ii) for periods not covered by the Financial Statements, such Taxes have been accrued on the books and records of such Group Company.
(c)Except as set forth on Schedule 3.17 of the Company Disclosure Schedule, no Group Company is currently the subject of a Tax audit or examination, no such audit or examination is pending and, to the Company’s knowledge, no such audit or examination has been threatened by a Governmental Entity.
(d)No Group Company has waived any statute of limitations or agreed to any extension of time, in each case, with respect to the payment or collection of any material Tax (other than automatic extensions obtained in the Ordinary Course of Business).
(e)There are no Liens for Taxes upon any property or assets of any Group Company, except for Permitted Liens.
(f)No Group Company is a party to (or bound by) any Tax sharing, Tax allocation or Tax indemnity agreement with respect to Taxes (other than (i) any agreement the principal purpose of which does not relate to Taxes and (ii) any such agreement solely between Group Companies) for which any Group Company may be liable after Closing.
(g)Except as set forth on Schedule 3.17 of the Company Disclosure Schedule, no Group Company (i) has been a member of an affiliated group filing a consolidated U.S. federal Income Tax Return or a similar consolidated, combined or unitary group for state, local or non-U.S. Tax purposes (other than a group which includes only

Group Companies) or (ii) has any liability for any Taxes of any Person (other than any Group Company) under Treasury Regulations Section 1.1502-6, as a transferee or successor, or by contract (other than any contract the principal purpose of which does not relate to Taxes).
(h)None of the Group Companies has been a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(i)None of the Group Companies has deferred any Taxes or claimed any employee retention credits under any COVID-19 Measure).
(j)None of the Group Companies has been a “controlled corporation” or a “distributing” corporation in any transaction occurring in the two-year period ending on the date hereof that was purported or intended to be governed in whole or in part by Section 355 of the Code.
(k)Except as set forth on Schedule 3.17 of the Company Disclosure Schedule, none of the Group Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion of a Straddle Period) ending after the Closing Date as a result of any (i) change in method of accounting of the Group Companies prior to the Closing for a taxable period (or portion of a Straddle Period) ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period (or portion of a Straddle Period) ending on or prior to the Closing Date, (iii) installment sale or open transaction disposition made prior to the Closing, (iv) prepaid amount received or paid prior to the Closing, or (v) closing agreement described under Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed prior to the Closing.
(l)None of the Group Companies is or has been classified as a passive foreign investment company within the meaning of Section 1297 of the Code or a United States real property holding corporation within the meaning of Section 897 of the Code.
(m)Except as set forth on Schedule 3.17 of the Company Disclosure Schedule, no income inclusion will be required after the Closing Date with respect to any Group Company under Section 951, 951A or 956 of the Code.
(n)All sales, license and financing transactions among or between Group Companies have been conducted on an arm’s-length basis (based on applicable transfer pricing requirements imposed by applicable Governmental Entities or under applicable Law) for Tax purposes.
(o)No written claim has been made by any Governmental Entity in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claim has not been resolved or settled.
(p)Except as set forth on Schedule 3.17 of the Company Disclosure Schedule, all material sales and use Taxes required to have been collected and paid on the sale of products or taxable services by any Group Company have been properly and timely collected and paid, or all sales tax exemption certificates or other proof of the exempt nature of sales of such products or services have been properly collected and, to the extent required, submitted to the appropriate Governmental Entity.
Notwithstanding any other provision in this Agreement to the contrary, (i) the representations and warranties in Section 3.12 and this Section 3.17 are the sole and exclusive representations and warranties with respect to the Tax matters.
Section 3.18Brokers. No broker, investment banker, financial advisor or other Person (other than Morgan Stanley & Co. LLC and Piper Sandler & Co, each of whose fees and expenses shall be paid by the Company as a Seller Expense) is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby, including the Merger, for which Parent, Merger Sub or any Group Company may become liable.
Section 3.19Real and Personal Property.
(a)The Company or a Group Company has good and valid indefeasible fee simple title to, or in the case of Leased Real Properties, a valid leasehold interest in, all of its Owned Real Property or Leased Real Property and the Tangible Property, free and clear of all Liens other than Permitted Liens. No condemnation Action is pending or, to the knowledge of the Company, threatened with respect to any of the Owned Real Property or Leased Real Property.
(b)Schedule 3.19(b) of the Company Disclosure Schedule sets forth the address of each Owned Real Property. Except as set forth on Schedule 3.19(b) of the Company Disclosure Schedule, no Group Company has subleased, licensed or otherwise granted any Person the right to use or occupy or collaterally assigned or granted any security interest in any such Owned Real Property or any portion thereof other than Permitted Liens. None of the buildings on the Owned Real Property are in need of maintenance or repairs, ordinary wear and tear and maintenance excepted, that would be material to the Group Companies, taken as a whole. No Group Company is party to any contract or option to purchase any real property or interest in real property. The present use of the Owned Real Property, or any portion thereof, and the improvements erected on the Owned Real Property, do not breach, violate or conflict with in any material respect any Laws, covenants, conditions or restrictions or other agreements of record applicable thereto and binding on a Group Company or the Owned Real Property.
(c)Schedule 3.19(c) of the Company Disclosure Schedule sets forth the address of each Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property. The Company has made available to Parent and Merger Sub a true and complete copy of each such Lease document (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto). Except as set forth in Schedule 3.19(c) of the Company Disclosure Schedule, with respect to each of the Leases: (i) such Lease is a legal, valid, and binding obligation, and is enforceable against the applicable Group Company and, to the Company’s knowledge, the other party thereto and is in full force and effect, subject to General Enforceability Exceptions; (ii) to the Company’s knowledge, no Group Company is in breach or default under such Lease and no event has occurred and no circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, except to the extent such breach or default has not been and would not reasonably be expected to be material to the Group Companies, taken as a whole, (iii) no Group Company has received written notice from any other party to a Lease that such other party intends to terminate, not renew, or renegotiate in any material respect the terms of any such Lease and (iv) except as set forth in Schedule 3.19(c) of the Company Disclosure Schedule, the Group Companies have not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.
(d)The facilities, machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, related capitalized items and other tangible property that are, individually or in the aggregate, material to any Group Company (the “Tangible Property”) are in good operating condition and repair, ordinary wear and tear excepted, subject to continued repair and replacement in accordance with the Ordinary Course of Business, are suitable for their intended use, and are adequate to support the business of the Group Companies. Since January 1, 2020, the Tangible Property has been maintained and repaired by a qualified Person and in accordance with prudent industry standards. Since January 1, 2020, there has not been any significant interruption in the operations of the business of the Group Companies due to inadequate maintenance of the Tangible Property.
Section 3.20Related Party Transactions. Other than as set forth on Schedule 3.20 of the Company Disclosure Schedule, no Affiliate of the Company nor, to the Company’s knowledge, any of the Group Companies’ officers, directors, employees, equityholders, nor any Person related by blood, marriage or adoption to any of such Persons, nor any Person in which any of such Persons owns any a greater than two percent (2%) beneficial interest: (a) has any interest in any material asset owned or leased by any Group Company or used in connection with the business of any Group Company or (b) is engaged in any transaction, arrangement or understanding with any Group Company (other than as a customer in the Ordinary Course of Business on arms’ length terms) (any such transaction in foregoing clause (a) or (b), a “Related Party Transaction”).
Section 3.21Suppliers and Customers.
(a)Schedule 3.21(a) of the Company Disclosure Schedule sets forth the names of the ten (10) largest suppliers or vendors of the Group Companies (the “Top Suppliers”) measured by dollar value of purchases by the Group Companies since January 1, 2020 through September 30, 2022. None of the Top Suppliers have notified any Group Company in writing or, to the knowledge of the Company, orally that it is (i) canceling or terminating its relationship with the Group Companies or (ii) materially and adversely modifying its relationship with the Group Companies.
(b)Schedule 3.21(b) of the Company Disclosure Schedule sets forth the names of the ten (10) largest customers of the Group Companies (the “Top Customers”) measured by dollar value of sales by the Group Companies since January 1, 2020 through September 30, 2022. None of the Top Customers has notified any Group Company in writing or, to the knowledge of the Company, orally that it is (i) canceling or terminating its relationship with the Group Companies or (ii) materially and adversely modifying its relationship with the Group Companies, including with respect to the terms of any legally binding agreement between any of the Group Companies and such customer.

Section 3.22Accounts Receivable. The accounts receivable reflected in the Interim Financial Statements and the accounts receivable arising after the Reference Date (a) have arisen from bona fide transactions entered into by the Group Companies involving the sale of goods or the rendering of services in the Ordinary Course of Business; (b) constitute only valid, undisputed claims of the Group Companies not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business and not material in amount; and (c) are subject to a reserve for bad debts shown in the Interim Financial Statements or, with respect to accounts receivable arising after the Reference Date, on the accounting records of the Group Companies, are collectible in full within 90 days after billing.
Section 3.23Inventory. Subject to the reserves set forth on the Interim Financial Statements, except as set forth on Schedule 3.23 of the Company Disclosure Schedule: (a) the Group Companies have sole title to their inventory and such title is good and marketable free and clear of all Liens, other than Permitted Liens; (b) the Group Companies’ inventory was acquired and has been maintained in the Ordinary Course of Business; (c) the Group Companies’ inventory is in good and marketable condition and is of a quality, quantity and condition usable, leasable or saleable in the Ordinary Course of Business; (d) the Group Companies’ inventory is valued at the lower of cost or market value; (e) the Group Companies’ inventory is not subject to any write-down, write-off or other reserve that has not been reflected in the Group Companies’ accounting records; and (f) the Group Companies are not under any liability or obligation with respect to the return of any of their inventory in the possession of third parties.
Section 3.24Product and Service Warranties. Except as set forth on Schedule 3.24 of the Company Disclosure Schedule, the Group Companies have not provided a warranty with respect to products sold or services provided by them for a period of more than 24 months. Since January 1, 2021, to the Company’s knowledge, no Group Company has incurred any loss or liability as a result of any deficiency with respect to any product sold or service performed by it, whether such loss or liability is incurred by reason of any express or implied warranty, any doctrine of common law, any other Law, or otherwise. Since January 1, 2021, the products sold and services provided by the Group Companies conform with all applicable express warranties in all material respects. There are no pending or, to the Company’s knowledge, threatened claims for defects or deficiencies in products sold or services provided by the Group Companies against any Group Company that exceed $350,000 in the aggregate.
Section 3.25Bank Accounts. Schedule 3.25 of the Company Disclosure Schedule contains a true, complete and accurate list of the names and locations of all banks and other financial institutions and depositories, in each case, foreign or domestic, at which any Group Company maintains accounts of any type or safe deposit boxes, the name of the bank or other financial institution or depository, the account number of each such account, the number of each such safe deposit box and the current authorized signatory or signatories on each such account or safe deposit box. As of November 30, 2022, the aggregate amounts of the Group Companies’ restricted cash and cash held in bank accounts outside of the United States does not exceed $5,000,000.00.
Section 3.26No Business Activities. Except as set forth on Schedule 3.26 of the Company Disclosure Schedule, since January 1, 2012, the Company has not engaged in any business activities or conducted any operations, nor does it have any assets or liabilities, other than the equity interests in FlexSteel Holdings, Inc. and the Company’s obligations under this Agreement and the Ancillary Documents to which the Company is or will be a party and the Company’s obligations, if any, in respect of any Closing Date Payoff Debt or the documents in respect thereof.
Section 3.27Exclusivity of Representations and Warranties. Except for the representations and warranties made by the Company in this Article 3 (as qualified by the Company Disclosure Schedule), neither the Company nor any other Person (other than a Shareholder in its Letter of Transmittal) makes or has made any representation or warranty, express or implied, at law or in equity, with respect or on behalf of the Company or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operation, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries or to any other matter furnished or provided to Parent or its Representatives or made available to Parent or its Representatives in any “data rooms,” management presentations or in any other form in the expectation of, or in connection with, this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby. The Group Companies disclaim any representations or warranties, except for the representations and warranties made by the Company in this Article 3 (as qualified by the Company Disclosure Schedule or a Shareholder in its Letter of Transmittal), whether made by the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES CONCERNING PARENT AND MERGER SUB
Parent and Merger Sub hereby represent and warrant to the Company as of the date hereof as follows:
Section 4.1Organization. Parent is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby. Merger Sub is a limited liability company, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby.
Section 4.2Authority. Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement and will have the requisite power and authority to execute and deliver each of the Ancillary Documents at or prior to the Closing and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement (and the Ancillary Documents to which Parent or Merger Sub is or will be a party) and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of the Ancillary Documents, at the Closing will be) (a) duly authorized by all necessary action on the part of Parent and Merger Sub (and no other proceeding, consent or authorization on the part of Parent or Merger Sub or their respective board of directors, shareholders, managers or members is necessary to authorize this Agreement or the Ancillary Documents to which Parent or Merger Sub is or will be a party or the consummation of the transactions contemplated hereby or thereby); and (b) duly executed and delivered by the Parent or Merger Sub and (assuming that this Agreement has (and the Ancillary Documents to which Parent or Merger Sub is or will be a party have) been or will be at the Closing, as applicable, duly and validly authorized, executed and delivered by each other party thereto) constitute (or, in the case of the Ancillary Documents, at the Closing will constitute, as applicable) a valid, legal and binding agreement of Parent and Merger Sub, enforceable against Parent or Merger Sub in accordance with their terms, subject to the General Enforceability Exceptions.
Section 4.3Consents and Approvals; No Violations.
(a)Assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.5, no notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance by Parent or Merger Sub of this Agreement or the Ancillary Documents to which Parent or Merger Sub is a party or the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act or (ii) those the failure of which to obtain or make would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.
(b)Assuming the making of filings and the receipt of authorizations, consents or approvals set forth in Section 4.3(a), neither the execution, delivery or performance by Parent and Merger Sub of this Agreement or the Ancillary Documents to which Parent or Merger Sub is a party nor the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of Parent’s or Merger Sub’s Governing Documents, (ii)  result in a violation or breach of, conflict with, cause acceleration of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material agreement to which Parent or Merger Sub is a party, or (iii) violate in any material respect any applicable Law or Order of any Governmental Entity having jurisdiction over Parent or Merger Sub, which in the case of clause (ii) above, would otherwise prevent or materially delay the consummation of the transactions contemplated hereby.
Section 4.4Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent, Merger Sub or any of their respective Affiliates for which any Shareholder may become liable.
Section 4.5Sufficiency of Funds. At the Closing, Parent will have access to sufficient unrestricted cash on hand or other sources of immediately available funds to enable Parent to make all necessary payments in connection with the transactions contemplated hereby, including any adjustment payments to the Estimated Purchase Price pursuant to Section 2.4. Notwithstanding anything to the contrary in this Agreement, Parent understands and acknowledges that receipt or availability of any funds or any financing by Parent or any of its Affiliates, including pursuant to the Debt Commitment Letter or any other Financing

Document, is not, and shall not be, a condition to Parent’s and/or Merger Sub’s obligations hereunder.
Section 4.6Solvency. Assuming the representations and warranties contained in Article 3 are true and correct in all material respects, immediately after giving effect to the transactions contemplated by this Agreement, none of Parent or the Group Companies will (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business, or (iii) have incurred debts beyond its ability to pay as they become due.
Section 4.7Litigation. There is no Action pending or, to Parent’s or Merger Sub’s actual knowledge, threatened in writing against Parent or Merger Sub or any of their respective Affiliates before any Governmental Entity which would prevent or materially delay the consummation of the transactions contemplated hereby. Neither Parent, Merger Sub nor any of their respective Affiliates is subject to any outstanding Order which would prevent or materially delay the consummation of the transactions contemplated hereby.
Section 4.8Investigation; No Other Representations.
(a)Each of Parent and Merger Sub, on its own behalf and on behalf of its Affiliates and each of its and their respective Representatives, (i) acknowledges, represents, warrants and agrees that (A) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies, (B) it has been furnished with or given full access to such documents and information about the Group Companies and their respective businesses and operations as it, its Affiliates and its and their respective Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, (C) it has received all materials relating to the business of the Group Companies that it has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by the Company herein or by any Group Company in any Ancillary Document to otherwise evaluate the merits of the transactions contemplated hereby and by the Ancillary Documents and (D) the Company has answered to Parent’s and Merger Sub’s satisfaction all inquiries that Parent, Merger Sub, their respective Affiliates and its and their respective Representatives made concerning the business of the Group Companies or otherwise relating to the transactions contemplated hereby and by the Ancillary Documents, and (ii) except in the case of Fraud, waives all rights Parent, Merger Sub any of their Affiliates or any of their respective Representatives may have against any Group Company or any of their respective Representatives with respect to any omission or concealment, or any misstatement with respect to, any other potentially material information by any Group Company or any of their respective Representatives.

(b)In entering into this Agreement and the Ancillary Documents, each of Parent and Merger Sub has relied solely upon its own investigation and analysis and the representations and warranties of the Company expressly contained in Article 3 (in each case, as qualified by the Company Disclosure Schedule) and the representations and warranties of the Shareholders in their respective Letters of Transmittal, respectively, and Parent and Merger Sub, on its own behalf and on behalf of its Affiliates and each of its and their respective Representatives, acknowledges, represents, warrants, and agrees that, other than as set forth in Article 3 of this Agreement or in the Letters of Transmittal, none of the Group Companies, any of their respective Representatives, or any other Person makes or has made any representation or warranty, either express or implied, (i) as to the condition, value or quality of the Shares or businesses or assets of any of the Group Companies, (ii) as to the accuracy or completeness of any of the information provided or made available to Parent or Merger Sub, any of their Affiliates or any of its or their respective Representatives or (iii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Group Company heretofore or hereafter delivered to or made available to Parent or Merger Sub, any of its Affiliates or any of its or their Representatives. Without limiting the generality of the foregoing, each of Parent and Merger Sub, on its own behalf and on behalf of its Affiliates and each of its and their respective Representatives, acknowledges, represents, warrants and agrees that (A) none of the Group Companies, any of their respective Representatives, or any other Person has made, or shall be deemed to have made, any representations or warranties in the materials relating to the business, assets or liabilities of the Group Companies made available to Parent and Merger Sub, including due diligence materials, memorandum or similar materials, or in any presentation of the business of the Group Companies by management or other Representatives of the Group Companies or others in connection with the transactions contemplated hereby, and (B) no statement contained in any such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing and delivering or performing under this Agreement or the Ancillary Documents or in consummating the transactions contemplated hereby or thereby; provided, however, that the foregoing shall not limit any representation and warranty made by the Company in Article 3 or by a Shareholder in its Letter of Transmittal. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available to each of Parent and Merger Sub or any of its Representatives (x) are not and shall not be deemed to be or to include, representations or warranties of the Group Companies, any of their respective Representatives, or any other Person, and (y) are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing and delivering or performing under this Agreement or the Ancillary Documents or in consummating the transactions contemplated hereby or thereby. Each of Parent and Merger Sub specifically disclaims that it is relying upon or has relied upon any representations or warranties that may have been made by any Person (other than the Company in Article 3 and the Shareholders in their respective Letters of Transmittal), and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

Section 4.9R&W Insurance Policy. Parent has obtained the R&W Insurance Policy Conditional Binder, which is attached hereto as Exhibit D (the “R&W Conditional Binder”).
Section 4.10Financing.
(a)Parent has delivered to the Company a true and complete copy of the executed Debt Commitment Letter and the related Debt Fee Letters as in effect on the date hereof, in each case with all schedules, exhibits, annexes and amendments thereto (with, in the case of any Debt Fee Letter, only the fee amounts, original issue discount, and economic “market flex” terms customarily redacted, none of which redacted provisions would be reasonably expected to adversely affect the amount, conditionality or availability of the Debt Financing on the Closing Date). Neither Parent nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to funding of the Debt Financing, other than as set forth in the Debt Commitment Letter and the Debt Fee Letter (including any “market flex” provisions set forth therein). The committed amount of Debt Financing is sufficient in order to cause the representation made by Parent and Merger Sub in Section 4.5 to be true and correct.
(b)As of the date hereof, the commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect. As of the date hereof, the Debt Commitment Letter is in full force and effect against Parent LLC and represents a valid, binding and enforceable obligation of Parent LLC and, to Parent’s knowledge, each other party thereto, to provide the financing contemplated thereby subject only to the satisfaction or waiver of the conditions set forth in the Debt Commitment Letter as of the date hereof, subject to the General Enforceability Exceptions. Parent has fully paid (or caused to be fully paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Debt Financing. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent LLC or any other party thereto under the Debt Commitment Letter. Assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, Parent LLC has no reason to believe that Parent LLC or any other party thereto will be unable to satisfy on a timely basis any term of the Debt Commitment Letter. The only conditions precedent or other contingencies related to the funding of the Debt Financing on the Closing Date that will be included in any debt financing documents shall be the conditions set forth in the Debt Commitment Letter as of the date hereof, as the Debt Commitment Letter may be modified in accordance with Section 5.17(a)(i). Assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, Parent has no reason to believe that (A) any of such conditions in the Debt Commitment Letter will not be satisfied or (B) the Debt Financing will not be made available to Parent on the Closing Date.
Section 4.11No Business Conduct. Merger Sub was formed on December 21, 2022. Since inception, Merger Sub has not engaged in any activity, other than actions taken in connection with (i) its organization and (ii) the preparation, negotiation and execution of this Agreement (or any Ancillary Document) and the transactions contemplated hereby (or thereby). Merger Sub has no operations, has generated no revenues and does not have any liabilities other than those incurred in connection with the Merger as provided in this Agreement.

ARTICLE 5
COVENANTS
Section 5.1Conduct of Business of the Company. Except as expressly permitted or required by this Agreement or any Ancillary Document or to the extent necessary to effect the transactions contemplated hereby or thereby on the terms and conditions contained herein or therein, as applicable, from and after the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each other Group Company to, except as set forth on Schedule 5.1 of the Company Disclosure Schedule, as required by applicable Law or any COVID-19 Response or COVID-19 Measure, or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (a) use its commercially reasonable efforts to conduct its business in the Ordinary Course of Business in all material respects (taking into account any material event or change in circumstance that occurs following the date of this Agreement) (provided, that no action or inaction by the Group Companies with respect to matters specifically addressed by any provision of Section 5.1 shall be deemed a breach of this Section 5.1 and no Group Company shall take any action to comply with the foregoing that would breach any of the provisions of Section 5.1) and (b) not do any of the following:
(i)declare or pay a non-cash dividend on, or make any other non-cash distribution in respect of, its equity securities except dividends and distributions by any of the Company’s Subsidiaries entirely to the Company or another Group Company;
(ii)(A) acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof of any other Person, (B) acquire assets with an aggregate value of greater than $2,000,000 other than, in the case of this clause (B), the acquisition of inventory or raw materials in the Ordinary Course of Business, (C) form any joint venture or similar arrangement, or (D) make any loans, advances or capital contributions to, or investments in, any Person, (other than a Group Company), except for loans, advances or capital contributions in the form of trade credit granted to customers in the Ordinary Course of Business;
(iii)adopt any amendments to their respective Governing Documents;
(iv)sell, convey, transfer lease, assign, license, encumber, abandon or otherwise dispose of any assets with an aggregate value of greater than $500,000; provided, that such Group Company may sell or otherwise dispose of any pipe or any obsolete, unusable or unneeded parts and equipment, in each case, in the Ordinary Course of Business;
(v)issue (other than entirely to any other Group Company) (A) any capital stock of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any capital stock of any Group Company;
(vi)(A) incur, create, assume or otherwise become liable for any Indebtedness for borrowed money in excess of $500,000, other than (y) any borrowings that will constitute Closing Date Payoff Debt; and (z) any such Indebtedness for which the Group Companies will not have any liability at and after the Closing, or (B) other than Permitted Liens, create, assume or suffer to exist any Lien upon any of its assets or properties;
(vii)make any capital expenditures in excess of $1,500,000 in the aggregate, except pursuant to the Company’s 2023 annual budget made available to Parent or in the Ordinary Course of Business, but only to the extent required by the terms of any contract or agreement in effect as of the date hereof and made available to Parent or entered into after the date hereof in accordance with the terms of this Section 5.1;
(viii)enter into, conduct, engage in or otherwise operate any material new line of business;
(ix)other than in the Ordinary Course of Business, (A) make, revoke or change any material Tax election, (B) amend any Tax Return, (C) settle or compromise any Tax audit, examination or litigation, (D) agree to extend or waive the applicable statute of limitations with respect to any Tax, or (E) waive any right to a refund of any Tax;
(x)enter into, modify, amend, voluntarily terminate, renew, fail to renew or waive any rights under any Material Contract (or any contract or other legally binding arrangement that would have been a Material Contract had it been entered into prior to the date hereof), other than in the Ordinary Course of Business and, with respect to voluntary termination, other than in respect of any documents governing any Closing Date Payoff Debt;
(xi)dissolve or liquidate or adopt or enter into any plan or agreement of complete or partial liquidation or dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization;
(xii)settle or offer or propose to settle any Action against any Group Company unless such settlement (A) requires the payment of less than $500,000 by such Group Company, (B) involves the unconditional release of such Group Company with respect to the subject matter of such Action, (C) does not impose any material obligations on such Group Company after the Closing, and (D) does not involve an admission of liability by such Group Company;
(xiii)collect accounts receivable or pay any accrued liabilities or accounts payable or prepay any expenses, in each case, other than in the Ordinary Course of Business;
(xiv)except as required by applicable Law, the terms of a Benefit Plan as in effect immediately prior to the date hereof, or in the Ordinary Course of Business: (A) grant or agree to grant any increase in salaries, wages, bonuses or other compensation or benefits with respect to any current or former employee, director or consultant, (B) grant any equity or equity-based or other incentive award to, or accelerate the vesting or payment of any such award held by, any current or former employee, director or consultant, (C) grant or increase any severance, retention, change in control, termination or similar pay to, or enter into or amend any employment severance, retention, change in control, termination or similar agreement or arrangement with any current or former employee, director or consultant, or (D) adopt, enter into, commence participation in, materially amend or modify (except as required by applicable Law), terminate, or withdraw from any material Benefit Plan, (E) hire or, other than for cause as reasonably determined, terminate any senior executive of a Group Company, or (F) extend credit or renew or forgive a previously existing extension of credit (either directly or indirectly) for the benefit of any current or former directors, officers, consultants, or employees of a Group Company;
(xv)except as required by applicable Law, negotiate with or agree to negotiate with any labor organization in respect of any employees of a Group Company or enter into, amend, or extend the term of any collective bargaining agreement; or
(xvi)enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 5.1.
Notwithstanding anything to the contrary contained in this Section 5.1, (A) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing and (B) the Parties expressly acknowledge and agree that the Group Companies may repay any Indebtedness, pay any Seller Expenses or make any distribution of Cash and Cash Equivalents at any time prior to the Adjustment Time.
Section 5.2Access to Information. From and after the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, upon reasonable notice, and subject to (x) applicable Laws relating to the exchange of information and/or access to the Group Company’s properties, facilities and/or assets in light of COVID-19 or (y) any restrictions contained in the confidentiality agreements to which any Group Company is subject or bound and any other applicable confidentiality obligation or restriction (legal, contractual or otherwise) of any Group Company, the Company shall provide, or cause to be provided, to Parent and its authorized Representatives during normal business hours on reasonable notice reasonable access to the books and records of the Group Companies (in a manner so as to not unreasonably interfere with the normal business operations of any Group Company); provided, that all of such information shall be treated as “Evaluation Material” pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein and Parent agrees that it shall be bound by the Confidentiality Agreement to the same extent as Parent LLC; provided, that such access may be limited by the Company or any member of the Group Company to remote, electronic access in response to COVID-19 to the extent reasonably necessary to protect the health and safety of the Group Companies’ respective managers, officers, directors, partners, members, equityholders, employees, advisors, consultants, agents or other representatives, or customers, lessors, suppliers, vendors or other commercial partners; provided, further, that such access shall not extend to any sampling or testing of environmental media at any Owned Real Property or Leased Real Property. Notwithstanding anything to the contrary set forth in this Agreement, during the period from the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, none of the Company or any of its Affiliates (including the Group Companies) or Representatives shall be required to disclose to Parent, Merger Sub or any of its Representatives any information: (i) if doing so would violate any contract, fiduciary duty or Law to which the Company or any of its Affiliates (including the Group Companies) is a party or is subject or bound by; (ii) if it reasonably determined upon the advice of counsel that doing so could result in the loss of the ability to successfully assert attorney-client, work product or similar legal privileges; (iii) if the Company or any of its Affiliates, on the one hand, and Parent, Merger Sub or any of their respective Affiliates, on the other hand, are adverse parties in any Action and such information is reasonably pertinent thereto; (iv) if the Company reasonably determines that such information should not be disclosed due to its competitively sensitive nature; or (v) relating to Taxes or Tax Returns other than to the extent related to the Group Companies; provided, that in the event that the restrictions in the foregoing clauses (i) or (ii) apply, the Seller Representative shall provide Parent with a reasonably detailed description of the information not provided, and the Seller Representative and the Group Companies shall cooperate in good faith to design and implement alternative disclosure arrangements to enable Parent to evaluate such information without violating such contract, duty or Law or jeopardizing such privilege.
Section 5.3[Reserved].
Section 5.4Efforts to Consummate.
(a)Subject to the terms and conditions herein provided, each of the Company, Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article 6); provided, however, that notwithstanding anything to the contrary contained in this Agreement, in the case of any consents or approvals of any Persons (other than a Governmental Entity) that may be required in connection with the foregoing or otherwise related to this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby, neither the Company, Parent, Merger Sub nor any of their respective Affiliates (including the Group Companies, in the case of the Company) shall be required to make or agree to make any payments or afford or agree to afford any other benefit to any third party to secure any such consent or approval and shall not be required to modify or agree to modify any such contract or agreement to which the consent or approval may relate. Without limiting the generality of the foregoing or Parent’s and Merger Sub’s obligations under this Section 5.4(a), each of Parent, Merger Sub and the Company shall use reasonable best efforts to make filings or notifications with, and obtain consents of all Governmental Entities necessary to consummate the transactions contemplated by this Agreement. All fees payable to government entities that are incurred in connection with the making of such filings or notification and obtaining such consents, including the HSR Act, shall be borne by Parent. Each Party (i) shall make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event, within seven (7) Business Days) after the date hereof (unless filed prior to the date hereof), which shall include a request for early termination of the waiting period, if available, and (ii) shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act. Each Party shall promptly inform the other Parties of any substantive communication between such Party and any Governmental Entity regarding any of the transactions contemplated by this Agreement. Without limiting the foregoing, (A) the Company, Parent, Merger Sub and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity to delay or not to consummate the transactions contemplated hereby, except with the prior written consent of the other Parties, and (B) Parent and Merger Sub agree to take, and to cause their respective Affiliates to take, any and all commercially reasonable actions that are necessary or advisable or as may be required by any Governmental Entity to expeditiously (and in any event, prior to the Outside Date) consummate the transactions contemplated by this Agreement, including (v) selling, licensing or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company after the Closing or any entity, facility or asset of Parent, Merger Sub or any of their respective Affiliates, (w) terminating, amending or assigning existing relationships and contractual rights and obligations, (x) amending, assigning or terminating existing licenses or other agreements (other than terminations that would result in a breach of a license or such other agreement with a third party) and entering into such new licenses or other agreements, (y) litigating (or defending) against any Action (including any Action seeking a temporary restraining order or preliminary injunction) challenging the transactions contemplated hereby as violative of any Law and (z) taking any action requested by a Governmental Entity as a condition to terminate an applicable waiting period or otherwise permit the transactions contemplated hereby to close without challenge. All such efforts in the foregoing clause (a) shall not be limited by any lesser standard of efforts used in this Agreement. Notwithstanding anything in this Section 5.4(a) to the contrary, in no event shall the Company (including the Group Companies), Parent or Merger Sub be required to agree to take or enter into any action (or refrain from taking any action) which is not conditioned upon, and shall only become effective from and after, the Closing. Notwithstanding anything in this Agreement to the contrary, each Party will consult and cooperate with the other Parties and will consider in good faith the views of the other Parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion, or proposal made or submitted in connection with the Transactions; provided, however, that Parent shall, on behalf of the Parties, control and lead all communications and strategy for dealing with any Governmental Entity regarding antitrust matters.
(b)Each Party hereto shall and shall cause their respective Affiliates to coordinate and reasonably cooperate with one another in exchanging and providing such information to each other and in making the filings and requests referred to in this Section 5.4. The Parties hereto shall and shall cause their respective Affiliates to supply such reasonable assistance as may be requested by any other Party in connection with the foregoing.
(c)In the event any Action by any Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use reasonable best efforts to defend against such Action and, if an injunction or other Order is issued in any such Action, to use reasonable best efforts to have such Order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby prior to the Outside Date, which reasonable best efforts shall, in the case of Parent and Merger Sub, include taking the actions required pursuant to Section 5.4(a).
(d)Each of Parent and Merger Sub, on the one hand, and the Seller Representative, on the other hand, shall, to the extent permissible, permit counsel for the other with a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication, application, submission, meeting, notice, or other substantive filing to any Governmental Entity relating to the transactions contemplated by this Agreement. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone or video conference, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of Parent and Merger Sub, the

Company or, in the case of the Company, Parent in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of Parent and Merger Sub, the Company and Seller Representative, or, in the case of the Company, Parent the opportunity to attend and participate in such meeting or discussion. To the extent that the filing responsibility under any applicable Antitrust Laws lies solely with Parent or Merger Sub, Parent and Merger Sub agree to provide the Seller Representative with copies of all relevant material filed on behalf of Parent and Merger Sub in such regard to the extent legally permissible (subject to adequate measures for protection of the Parent’s or Merger Sub’s or their Affiliates’ confidential business information and, if not otherwise legally permissible with the appropriate redactions, share the possible information on a counsel-to-counsel basis).
(e)In the event that a Governmental Entity issues a request for additional information or documentary material pursuant to the HSR Act (the “Second Request”) in connection with the transactions contemplated by this Agreement, then each of Parent, Merger Sub and the Company shall make (or cause to be made), as soon as reasonably practicable an appropriate response in substantial compliance with the Second Request in order to obtain expiration or termination of the applicable waiting period before the Outside Date.  No Party may enter into a so-called timing agreement with any Governmental Entity without the consent of the other Parties; provided, that any such consent shall not be unreasonably withheld, conditioned or delayed.
(f)From and after the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, and except as required by this Agreement, each of Parent and Merger Sub shall not, and each shall cause its Affiliates not to, engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into, in each case, that would prevent or materially delay the consummation of the transactions contemplated hereby or have a material adverse effect on Parent’s or Merger Sub’s ability to perform its obligations hereunder or under any Ancillary Document. Without limiting the generality of the foregoing, from and after the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, each of Parent and Merger Sub shall not, and shall cause its Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, if the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to: (i) impose any material delay in the obtaining of, or increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Entity seeking or entering an Order prohibiting the consummation of the transactions contemplated by this Agreement; (iii) increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 5.5Public Announcements. Parent, Merger Sub and the Seller Representative shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement without the prior written consent of the Seller Representative, in the case of a press release or other public statement by Parent or Merger Sub, or Parent, in the case of a press release or other public statement by Seller Representative or a Group Company; provided, however, that each Party may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of applicable Law, it being understood and agreed that each Party shall, to the extent permitted by applicable Law, provide the other Parties with copies of any such announcement in advance of such issuance; provided, further, that each Party may make internal announcements to their respective employees that are not inconsistent in any material respects with the Parties’ prior public disclosures regarding the transactions contemplated by this Agreement. The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement following the Closing shall be in the form agreed to by the Parties. Notwithstanding the foregoing, this Section 5.5 shall not apply to any press release or other public statement made by Parent, Merger Sub or the Company (including, after the Closing, the Surviving Entity) which is consistent with the terms of this Agreement and does not contain any information relating to the Company (including, after the Closing, the Surviving Entity) or the transactions contemplated by this Agreement that has not been previously announced or made public in accordance with the terms of this Section 5.5. Nothing herein shall prevent Seller Representative or any of its Affiliates which is a private equity or other investment fund from making customary disclosures (which are made subject to customary confidentiality obligations), including with respect to the key economic terms of the transactions contemplated by this Agreement and the return realized as a result thereof, to its current or prospective investors in connection with its normal fundraising and reporting activities. The Parties acknowledge and agree that Parent (or any Affiliate thereof) may file this Agreement, including a summary thereof, with the SEC or otherwise make press releases or other public statements, in each case, as necessary to comply with applicable Laws and/or stock exchange rules.
Section 5.6Employee Matters.
(a)With respect to the period commencing on the Closing Date and ending one (1) year following the Closing Date (or such shorter period as the employee remains employed), Parent shall provide, or cause to be provided to, each employee of each Group Company who continues to be employed by a Group Company immediately after Closing (i) a salary or hourly wage rate that is not less than that provided to such employee by the applicable Group Company immediately prior to Closing, except (A) with respect to employees that agree to new employment terms with Parent or its Affiliates and (B) for reductions in such compensation that are commensurate with reductions to the compensation of Parent’s or its Affiliates employees, (ii) cash incentive compensation opportunities, other cash compensation, and benefits (excluding equity arrangements) that are at least as favorable, in the aggregate, as those provided by Parent or its Affiliates to their own similarly situated employees, and (iii) severance benefits that are no less favorable, in the aggregate, than provided by Parent or its Affiliates to their own similarly situated employees.
(b)Parent further agrees that, from and after the Closing, Parent shall, and shall cause each Group Company to, grant all of its employees credit for any service with such Group Company earned prior to the Closing (i) for eligibility and vesting purposes (but not for vesting of incentive or equity compensation) and (ii) for purposes of vacation/paid time off accrual and severance benefit determinations under any benefit or compensation plan, program, policy, agreement or arrangement maintained by Parent or a Group Company or any of their Affiliates immediately after the Closing (the “New Plans”), in either case only to the extent that (A) such crediting does not result in duplication of benefits and (B) such service is properly credited under a Benefit Plan for a similar purpose.
(c)In addition, Parent shall use commercially reasonable efforts to (i) cause to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee or his or her dependents under any Benefit Plan as of the Closing and (ii) cause any deductible, co-insurance and covered out-of-pocket expenses paid in the plan year in which Closing occurs and on or before the Closing by any employee (or covered dependent thereof) of any Group Company to be taken into account for purposes of satisfying the corresponding deductible, co-insurance and maximum out-of-pocket provisions after the Closing under any applicable New Plan in the plan year in which Closing occurs. Parent shall cause each employee of each Group Company who is a participant in any Benefit Plan that is a tax-qualified retirement plan with a cash or deferred arrangement described in Section 401(k) of the Code (the “401(k) Plan”) on the Closing Date to be allowed to participate effective as of the Closing Date in a 401(k) plan sponsored by Parent (or a member of the same controlled group as Parent) and such employee shall be eligible immediately after the Closing Date to make elective deferrals into such 401(k) plan, and to be eligible to receive employer contributions. In addition, Parent shall cause such 401(k) plan to accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) from the 401(k) Plan, including any undefaulted participant loans. All rollovers shall be accomplished pursuant to the terms of Parent’s 401(k) plan and administrative policies.
(d)The Company shall, and shall cause each Group Company to, withdraw, effective immediately prior to and contingent upon the Closing, from participation in or sponsorship of, as applicable, each Benefit Plan that is not sponsored or maintained solely by a Group Company.
(e)The Company shall ensure that, to the extent applicable, PNRI, Seller Representative and their respective Affiliates (other than the Group Companies) shall withdraw, effective immediately prior to and contingent upon the Closing, from participation in or sponsorship of, as applicable, each Benefit Plan that is sponsored or maintained by a Group Company, other than in any administrative capacity that is necessary to finalize settlement of payments or accounts, or other administrative issues that may be necessary following Closing.
(f)The Parties acknowledge and agree that all provisions contained in this Section 5.6 are included for the sole benefit of Parent and the Company, and that nothing contained herein, express or implied, is intended to confer upon or shall create any third party beneficiary or other rights (i) in any Person, including any Company Employees, any participant in any New Plan or Benefit Plan, or any dependent or beneficiary thereof, or (ii) to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any New Plan or Benefit Plan.
Section 5.7Payoff Letters and Lien Releases. Prior to the Closing, the Company shall (a) obtain and deliver to Parent customary payoff letters in connection with the repayment of the Closing Date Payoff Debt, together with any customary financing termination statements or mortgage releases and shall obtain other release and termination documentation necessary or reasonably requested by Parent to, subject to receipt by the lenders of such Closing Date Payoff Debt of the applicable payoff amounts, terminate all liens and guaranties supporting such Closing Date Payoff Debt, in form reasonably satisfactory to Parent (collectively, the “Payoff Letters”) and (b) make arrangements for the delivery of any possessory collateral, subject to the receipt of the applicable payoff amounts by the lenders of such Closing Date Payoff Debt, to the Surviving Entity upon Closing, each of which shall be reasonably satisfactory to Parent; provided, that, at least three (3) Business Days prior to the Closing Date, the Company shall have delivered to Parent substantially final drafts of such Payoff Letters and copies or other evidence of any such possessory collateral.
Section 5.8Indemnification; Directors’ and Officers’ Insurance.
(a)Parent agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees, fiduciaries, trustees and agents of each Group Company (the “D&O Persons”), as provided in any Group Company’s Governing Documents or indemnification agreements, in each case, made available to Parent, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect and that Parent shall, or shall cause the Group Companies to, perform and discharge the Group Companies’ obligations to provide such indemnity and exculpation. To the maximum extent permitted by applicable Law, such indemnification as it relates to directors or officers shall be mandatory rather than permissive, and Parent shall cause, or shall cause the Group Companies to, advance expenses in connection with such indemnification; provided, that such D&O Person undertakes to repay in full any such advanced expenses if it is determined by a court of competent jurisdiction that such D&O Person is not entitled to indemnification. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified after the Closing in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were D&O Persons, unless such modification is required by applicable Law.
(b)Neither Parent, nor any Group Company shall settle, compromise or consent to the entry of any Order in any actual or threatened Action in respect of which indemnification has been or could be sought by a D&O Person under this Section 5.8(b) unless such settlement, compromise or Order includes an unconditional release of such D&O Person from all liability arising out of such Action.
(c)Prior to or at the Closing, the Company shall purchase a “tail” policy arranged by the Company prior to the Closing, providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are directors and officers of the Company or any Group Company and who are covered by the insurance policy bound by PCV Associates LLC and applicable to the Company and each of its direct and indirect Subsidiaries (including any Group Company’s) directors’ and officers’ liability insurance policies as of the date hereof or at the Closing with respect to matters occurring prior to the Closing that is at least equal to the coverage provided under any such entity’s current directors’ and officers’ liability insurance policies, and Parent shall cause the Surviving Entity to maintain such policy in effect, without any lapse or gaps in coverage, for a period of six (6) years following the Closing Date; provided, that the Surviving Entity may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring on or prior to the Closing.
(d)Parent agrees, and will cause the Group Companies, not to take any action that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained for the individuals referred to in Section 5.8(c). If Parent, any Group Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of their properties and assets as an entity in one (1) or a series of related transactions to any Person, then, in each such case, proper provisions shall be made so that the successors and/or assigns of Parent or such Group Company shall assume all of the obligations set forth in this Section 5.8; provided, that neither Parent nor such Group Company shall be relieved from such obligation. In addition, neither Parent nor any Group Company shall distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render Parent or such Group Company unable to satisfy its obligations under this Section 5.8(d).
(e)The D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.8 are intended to be third party beneficiaries of this Section 5.8. This Section 5.8 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Parent and the Group Companies.
Section 5.9Documents and Information. After the Closing Date, Parent and the Group Companies shall, until the fifth (5th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Group Companies in existence on the Closing Date and, upon the request of Seller Representative, provide digital copies of the same by email or download to Seller Representative and its Representatives, or if not reasonably practicable to provide digital copies, make the same available for inspection and copying by Seller Representative and its Representatives (at Seller Representative’s expense) during normal business hours of the Surviving Entity or any of its Subsidiaries, as applicable.
Section 5.10Contact with Customers, Suppliers and Other Business Relations. Parent hereby agrees that it is not authorized to and shall not (and shall cause its Affiliates and any of its or their respective Representatives not to) contact any employee, customer, supplier, distributor or other material business relation of any Group Company regarding any Group Company, any Group Company’s business or the transactions contemplated by this Agreement without the prior written consent of the Company or the Seller Representative. Notwithstanding the foregoing, (a) Seller Representative and the Company shall provide Parent reasonable access, with reasonable prior notice (which may be oral) to the Chief Executive Officer of the Company, to employees of the Group Companies, and Parent and Merger Sub shall be permitted to communicate with such employees, in order to allow Parent to ensure an orderly transition and integration of the Group Companies following the Closing and to allow Parent and Merger Sub to discharge their respective obligations under this Agreement, and (b) with a representative of the Company present (if in person or by phone) or on copy (if by email or in writing), Parent and Merger Sub shall be permitted to respond to inquiries from customers and suppliers of the Group Companies regarding the impact on such customers and suppliers expected to result from the consummation of the transactions contemplated by this Agreement; provided, that if having a representative of the Company present (if in person or by phone) is reasonably impracticable, Parent shall inform the Chief Executive Officer of the Company of such communications within a reasonable period thereafter.
Section 5.11Code Section 280G. Between the date hereof and the Closing Date, the Company will (or will cause its applicable Subsidiaries to) use commercially reasonable efforts to (a) seek waivers, from individuals who would reasonably be expected to be considered “disqualified individuals” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) with respect to the relevant Group Companies, of that portion of their payments and/or benefits payable in connection with this Agreement that would trigger the receipt of “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder) by such individual and (b) solicit shareholder approval of any such waived payments and/or benefits, such that no payments and/or benefits provided to such individual would be deemed to constitute “parachute payments” pursuant to Section 280G of the Code. At least ten (10) Business Days prior to the Closing Date, the Company shall provide Parent with written calculations regarding the potential application of Section 280G of the Code to each potential disqualified individual. Prior to the Closing Date, the Company shall deliver to Parent notification that (i) a stockholder vote was solicited in manner entitled to comply with Section 280G(b)(5) of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any waived payments and/or benefits that were subject to the stockholder vote or (ii) such stockholder approval was not obtained and, as a consequence, any waived payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute “excess parachute payments” pursuant to Section 280G of the Code. The form of the waiver, the disclosure statement, and any other materials to be submitted to such Shareholders in connection with this Section 5.11 shall be subject to advance timely review and reasonable comment by Parent. Notwithstanding the foregoing, with respect to any Parent Arrangement, Parent shall provide a copy thereof to the Company and Seller Representative at least seven (7) Business Days before the Closing Date and shall cooperate with the Company in good faith in order to calculate or determine the value (for purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid or granted in connection with the transactions contemplated by this Agreement and that could constitute a “parachute payment” under Section 280G of the Code; provided, that, in any event, the Company’s failure to include the Parent Arrangements in the stockholder voting materials described herein, as a result of Parent’s failure to comply with the timing and other requirements set forth above, will not result in a breach of the covenants set forth in this Section 5.11.  In no event shall the Company be deemed in breach of this

Section 5.11 if any disqualified individual refuses to execute a waiver or the stockholder vote is not obtained.
Section 5.12Tax Matters.
(a)Transfer Taxes. The Shareholders, on the one hand, and Parent, on the other hand, will each be responsible for the payment of fifty percent (50%) of any transfer, documentary, sales, use, registration, real or personal property transfer or gains tax, stamp tax, excise tax, stock transfer tax, or other similar tax (including any penalties or interest) imposed in connection with the transactions contemplated by this Agreement or any Ancillary Document (collectively, “Transfer Taxes”).
(b)Tax Returns. The Seller Representative shall prepare or cause to be prepared all Pre-Closing Income Tax Returns of the Company Consolidated Group. Except to the extent otherwise required by applicable Law, all such Pre-Closing Income Tax Returns described in this Section 5.12(b) shall be prepared on a basis consistent with (i) this Section 5.12 and (ii) past practice (including past practice with respect to the Specified Tax Item). Not later than sixty (60) days prior to the due date for filing any such Pre-Closing Income Tax Return (including applicable extensions), the Seller Representative shall deliver a draft of such Pre-Closing Income Tax Return and a calculation of the amount of Final Company Taxes, if any, with respect to such Pre-Closing Income Tax Return, together with all supporting documentation and workpapers, to Parent for its review and reasonable comment. Within thirty (30) days of such delivery, Parent shall deliver written notice to the Seller Representative specifying any objections Parent has with respect to any items in such Pre-Closing Income Tax Return (or accompanying calculation of Final Company Taxes, if any), which written notice shall provide reasonable detail with respect to any such item to which Parent objects. Any such item in the Pre-Closing Income Tax Return (or accompanying calculation of Final Company Taxes, if any) to which Parent does not timely object in accordance with the immediately preceding sentence shall be final, conclusive and binding on the Parties. Parent and the Seller Representative shall negotiate in good faith to resolve any disputes with respect to any such items to which Parent has timely objected in accordance with this Section 5.12(b) and any such disputes that remain unresolved twenty (20) days prior to the due date for filing any such Pre-Closing Income Tax Return (including applicable extensions) shall be referred to the Accounting Firm for resolution (which resolution shall be final, conclusive and binding on the Parties and, except with respect to any dispute related to the Specified Tax Item, shall reflect a “more likely than not” level of confidence of the Accounting Firm). The costs and expenses of the Accounting Firm shall be borne by the Parties in a manner similar to the principles set forth in Section 2.4(b)(ii). Parent will cause such Pre-Closing Income Tax Return (as finalized in accordance with this Section 5.12(b)) to be timely filed and will provide a copy thereof to the Seller Representative. Parent shall not (and shall not permit any of its Affiliates to) amend, refile or otherwise modify any Tax Return of any Group Company without the prior written consent of the Seller Representative if such amendment, refiling or modification would (i) reduce the amount payable to, or increase the amount payable by, any Shareholder pursuant to this Agreement (including, without limitation, pursuant to Section 5.12(d), Section 5.13 and Section 5.14), (ii) have a material and adverse impact on any Shareholder (or any Affiliate thereof) or (iii) affect the Specified Tax Item; provided, however, that the prior written consent of the Seller Representative shall not be required if Parent consults with the Seller Representative in writing at least thirty (30) days prior to the date on which such amendment, refiling or modification is due under applicable Law and Seller Representative does not, within fifteen (15) days of receipt, provide to Parent a written response describing in reasonable detail why any such amendment, refiling or modification would result in any of the effects described in any of the immediately foregoing clauses (i), (ii) or (iii).
(c)Texas Franchise Taxes and Tax Returns.
(i)The Parties acknowledge and agree that, prior to Closing, for Texas state franchise Tax purposes, the Group Companies are part of a “combined group” of which PNRI is the “reporting entity” (such combined group of which the Group Companies are a part, the “PNRI Texas Combined Group”). The Seller Representative shall cause PNRI to file all Texas franchise Tax Returns required to be filed, and pay all Texas franchise Taxes required to be paid, in each case, by the PNRI Texas Combined Group with respect to PNRI Texas Combined Group Tax Returns required to be filed after the Closing Date for tax periods ending on or before the Closing Date (such Taxes, “PNRI Texas Franchise Taxes”).
(ii)From and after the Closing, the Seller Representative shall indemnify and hold harmless Parent and its Affiliates (including, following Closing, the Group Companies) from and against any and all liability for PNRI Texas Franchise Taxes and related costs or expenses incurred by any of the foregoing as a result of, arising out of or relating to a claim made by a Governmental Entity with respect to (and solely to the extent of) PNRI Texas Franchise Taxes.
(d)Final Company Taxes. Within five (5) Business Days after any Pre-Closing Income Tax Return is filed in accordance with Section 5.12(b):
(i)If there is a positive amount of Final Company Taxes with respect to such Pre-Closing Income Tax Return, Seller Representative (on behalf of the Shareholders) shall pay to Parent the amount of Final Company Taxes with respect to such Pre-Closing Income Tax Return.
(ii)If there is any overpayment of Taxes with respect to such Pre-Closing Income Tax Return, Parent shall pay to Seller Representative (for the benefit of the Shareholders) the amount of such overpayment with respect to such Pre-Closing Income Tax Return.
(e)2021 IRS Notice. Neither the Seller Representative nor any member of the Company Consolidated Group shall pay or settle any balances, penalties, or other charges assessed in the 2021 IRS Notice without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). For purposes of this Section 5.12(e), the “2021 IRS Notice” shall mean the item set forth in Schedule 3.17(a)(2) of the Company Disclosure Schedule.
(f)Any amount(s) paid pursuant to Sections 5.12(c) and (d), Section 5.13 and Section 5.14 shall to the extent permitted by applicable Law be treated as an adjustment to the Purchase Price for U.S. federal (and applicable state and local) income Tax purposes.
(g)No Continuing Liability. Upon the filing in accordance with Section 5.12(b) of any Pre-Closing Income Tax Return and payments of any amounts owed with respect thereto pursuant to Section 5.12(d), no Party shall have any further responsibility for payments pursuant to Section 5.12(d) with respect to such Pre-Closing Income Tax Return or

Taxes associated therewith, even if such Pre-Closing Income Tax Return is subsequently amended or the subject of any Tax audit, litigation or other proceeding.
(h)Cooperation. Parent, the Surviving Entity and Seller Representative shall (and shall cause their Affiliates to) reasonably cooperate with each other, upon written request, in connection with the preparation and filing of Tax Returns and any audit, litigation or other proceeding, in each case, with respect to Taxes of or with respect to any Group Company for any taxable periods (or portions of any Straddle Periods) ending on or prior to the Closing Date (including, without limitation, any proceeding described in Section 5.13 and Section 5.14). Such cooperation shall include the retention and provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing the Seller Representative with the applicable powers of attorney to the extent necessary for the Seller Representative to take such actions as are permitted in Section 5.13 and Section 5.14. Parent shall cause the Surviving Entity to (and the Surviving Entity shall) (i) retain all books and records with respect to Tax matters pertinent to the Group Companies relating to any taxable periods (or portions of any Straddle Periods) ending on or prior to the Closing Date, (ii) abide by all record retention agreements entered into with any taxing authority with respect to such periods and disclosed to Parent by the Company or Seller Representative on or prior to the Closing Date, and (iii) give the Seller Representative reasonable written notice prior to transferring, destroying or discarding any such books and records prior to the expiration of the applicable statute of limitations, and if the Seller Representative so requests, Parent shall cause the Surviving Entity to (and the Surviving Entity shall) allow Seller Representative to take possession of such books and records rather than destroying or discarding such books and records.
(i)Other Tax Agreements.
(i)No Party shall (and no Party shall permit any of its Affiliates to) make an election under Section 336 or 338 of the Code or any similar provision of state, local or non-U.S. Law in respect of the transactions contemplated by this Agreement or any Ancillary Document.
(ii)The Parties shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of the Group Companies for all Tax purposes.
(iii)Any and all Transaction Tax Deductions shall be treated for Tax purposes as arising in a Pre-Closing Income Tax Period to the extent such position can be taken on a “more likely than not” basis, the determination of which shall, for the avoidance of doubt, be subject to the dispute resolution procedures provided in Section 5.12(b).

Section 5.13Limited Tax Indemnity and Related Proceedings.
(a)Specified Tax Item Indemnity. From and after the Closing, the Seller Representative shall indemnify and hold harmless Parent and its Affiliates from and against any and all liability for U.S. federal, state and local income Taxes and related costs or expenses incurred by any of the foregoing as a result of, arising out of or relating to a claim made by a Governmental Entity with respect to (and solely to the extent of) the Specified Tax Item.
(b)Notice. If Parent (or an Affiliate of Parent) receives any notice regarding an Action or administrative or judicial proceeding with respect to any Income Tax Return of any Group Company or the Company Consolidated Group for any tax period ending on or before the Closing Date that relates (in whole or in part) to the Specified Tax Item (each, a “Specified Tax Item Proceeding”), Parent shall promptly (and, in any event, within ten (10) days of receipt of such notice) notify the Seller Representative; provided, however, that a failure to give such notice will not relieve the Seller Representative of its obligation to indemnify Parent hereunder except to the extent the Seller Representative is materially prejudiced as a result thereof.
(c)Proceedings.
(i)The Seller Representative shall have (at its sole cost and expense) the right to (i) with respect to any Specified Tax Item Proceeding relating in whole to the Specified Tax Item, control the conduct of any such Specified Tax Item Proceeding and (ii) with respect to any Specified Tax Item Proceeding relating in part to the Specified Tax Item, control the conduct of any such Specified Tax Item Proceeding solely to the extent related to the Specified Tax Item.
(ii)With respect to any such Specified Tax Item Proceeding (or portion thereof) controlled by the Seller Representative, the Seller Representative shall (i) have the right to settle or otherwise resolve such proceeding (or portion thereof) (provided, however, the Seller Representative may not settle or otherwise resolve such proceeding (or portion thereof) without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) to the extent such settlement or resolution would materially and adversely affect the Tax liability of Parent) and (ii) keep Parent reasonably informed regarding the status and defense of any such proceeding (or portion thereof). Parent shall have (at its sole cost and expense) the right to participate in any such Specified Tax Item Proceeding described in this Section 5.13(c)(ii).
(iii)With respect to any such Specified Tax Item Proceeding (or portion thereof) not controlled by the Seller Representative, Parent shall (i) have the right to settle or otherwise resolve such proceeding (provided, however, Parent may not settle or otherwise resolve such proceeding (or portion thereof) without the prior written consent of the Seller Representative (which consent shall not be unreasonably withheld, conditioned or delayed, it being understood that the withholding of consent in connection with the proposed settlement or resolution of any such proceeding (or portion thereof) that would give rise to an indemnification obligation of the Seller Representative pursuant to Section 5.13(a) is not unreasonable) and (ii) keep the Seller Representative reasonably informed regarding the status and defense of any such proceeding (or portion thereof). The Seller Representative shall have (at its sole cost and expense) the right to participate in any such Specified Tax Item Proceeding (or portion thereof) described in this Section 5.13(c)(iii).
Section 5.14Certain Sales and Use Tax Returns and Proceedings.
(a)Designated VDA. The Parties agree to cause FlexSteel Pipeline Technologies, Inc. and its applicable Affiliates to (i) initiate the process for entering into the Designated VDA and (ii) engage an independent accounting firm selected by the Seller Representative (the “VDA Firm”) to prepare, file, and negotiate the Designated VDA (“VDA Proceedings”).
(b)VDA Proceedings. The Seller Representative shall control the conduct of any VDA Proceedings. The Seller Representative shall (i) have the right to settle or otherwise resolve any VDA Proceeding with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) and (ii) keep Parent reasonably informed regarding the status and defense of any such proceeding. Parent shall have (at its sole cost and expense) the right to participate in any such VDA Proceeding. Notwithstanding the above, if the Seller Representative fails to conduct the negotiation, settlement or defense of the VDA Proceedings in good faith and with reasonable diligence, then Parent shall be entitled to assume the control of such VDA Proceedings (in which case the Seller Representative shall have (at its sole cost and expense) the right to participate in any such VDA Proceeding and Parent shall (i) have the right to settle or otherwise resolve any such VDA Proceeding with the prior written consent of the Seller Representative (which consent shall not be unreasonably withheld, conditioned or delayed) and (ii) keep the Seller Representative reasonably informed regarding the status and defense of any such proceeding).
(c)Costs and Expenses. If the execution of the Designated VDA with the applicable Governmental Entity in accordance with the procedures set forth in this Section 5.14, or other final determination with respect to the sales and use Taxes involved in the VDA Proceeding, occurs after the Closing, the Seller Representative (on behalf of the Shareholders) shall pay to Parent, as and when due, the amount of any sales or use Tax (including any interest, penalties or additions to such Tax) determined to be payable pursuant to such Designated VDA, or such other final determination, and shall reimburse Parent for all reasonable and documented out-of-pocket third-party fees and expenses paid to the VDA Firm in connection with the VDA Proceedings, in each case, except to the extent such amounts were taken into account in the calculation of Net Working Capital (as finally determined).
(d)Refunds. The Shareholders shall be entitled to any and all refunds of any Texas sales or use Taxes charged or chargeable for tax periods ending on or before the Closing Date with respect to assets purchased by Trinity Bay Equipment Holdings, LLC and leased to its Affiliates.
(e)Designated Sales Tax Returns.
(i)For any Designated Sales Tax Return filed or required to be filed on or following the date on which a Designated VDA is executed in accordance with the procedures set forth in this Section 5.14, the Seller Representative shall prepare such Designated Sales Tax Return in a manner consistent with such Designated VDA.

(ii)For any Designated Sales Tax Return filed or required to be filed before the date on which a Designated VDA is executed in accordance with the procedures set forth in this Section 5.14, the Seller Representative shall as soon as reasonably practicable prior to the due date for filing such Designated Sales Tax Return (including applicable extensions), deliver a draft of such Designated Sales Tax Return, together with all supporting documentation and workpapers, to Parent for its review and reasonable comment. Parent and the Seller Representative shall negotiate in good faith to resolve any disputes with respect to any items in such Designated Sales Tax Return and any such disputes that remain unresolved five (5) days prior to the due date for filing any such Designated Sales Tax Return (including applicable extensions) shall be referred to the Accounting Firm for resolution (which resolution shall be final, conclusive and binding on the Parties); provided that, Parent shall retain the right to refer any such disputed items with respect to any draft Designated Sales Tax Return to the Independent Accountant as and when any such disputed item arises. The costs and expenses of the Accounting Firm shall be borne by the Parties in a manner similar to the principles set forth in Section 2.4(b)(ii).
Section 5.15R&W Insurance Policy. Following the execution of this Agreement, Parent shall satisfy the conditions set forth in the R&W Conditional Binder to cause the R&W Insurance Policy to be issued on terms and in the form set forth in the R&W Conditional Binder as soon as practicable following Closing. Parent shall cause the R&W Insurance Policy to (a) name the Parent as the insured, (b) insure the Parent from any breach, or any failure to be true, of the representations and warranties given by Company to Parent under this Agreement or any certificate delivered pursuant hereto and (c) expressly provide that the insurer(s) issuing such policy shall waive or otherwise not pursue any rights to bring any claim by way of subrogation, contribution or otherwise against the Company, the Seller Representative, any Shareholder or any of their respective Affiliates and/or any of their respective Representatives, except in the case of Fraud by such Person, as applicable, with the applicable insurer expressly agreeing that the Fraud of one Person shall not be imputed to any other Person(s) and such Persons are express third party beneficiaries to such waiver of subrogation. Notwithstanding the foregoing, for the avoidance of doubt, the Parties acknowledge and agree that the obtaining of the R&W Insurance Policy is not a condition to the Closing, and Parent shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.2, to consummate the transactions contemplated by this Agreement. From and after the date hereof, Parent shall not (and shall cause its Affiliates to not) grant any right of subrogation or contribution or otherwise amend, modify, terminate, or waive any term or condition of the R&W Insurance Policy in a manner inconsistent with the immediately preceding sentence. The Company shall reasonably cooperate with Parent’s efforts and provide assistance as reasonably requested by Parent to obtain and bind the R&W Insurance Policy. Prior to Closing, Parent shall pay or cause to be paid, all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, taxes, brokerage commission, and other fees and expenses of such policy. From and after issuance of the R&W Insurance Policy, Parent shall not amend, modify, or otherwise change, terminate, or waive any provision of the R&W Insurance Policy in a manner adverse to the Company, Seller Representative, any Shareholder or any of their respective Affiliates.
Section 5.16Intercompany Matters. Effective as of the Closing, except for the agreements or arrangements set forth in Schedule 5.16 of the Company Disclosure Schedule, (i) all agreements or arrangements between an Affiliate of the Group Companies (other than a Group Company), on the one hand, and a Group Company, on the other hand, including those agreements or arrangements whereby Services Payments are made, shall be settled and paid in full (regardless of the terms of such agreements or arrangements), and (ii) all Related Party Transactions shall be terminated, in the case of each of the foregoing clause (i) or (ii), without further liability of any party thereunder.
Section 5.17Financing and Financing Cooperation.
(a)Parent shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary or advisable to arrange, consummate and cause and enforce the funding of the Debt Financing or any other Transaction Financing in lieu of all or a portion of the Debt Financing, including:
(i)maintain in effect the Debt Commitment Letter, not replace or substitute the Debt Commitment Letter without the Company’s written consent, and not permit any amendment or modification to be made to, not consent to any waiver of any provision or remedy under, the Debt Commitment Letter, if such amendment, supplement, modification, waiver: (A) reduces the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing) to an amount less than the amount necessary to consummate the transactions contemplated by this Agreement, (B) changes any of the terms of, or substitutes any of the debt financing sources for, or imposes new or additional terms or conditions or otherwise expands, amends or modifies any of terms of, or the conditions to the receipt of, the Debt Financing, in each case in respect of this clause (B) in a manner that would reasonably be expected to (1) materially delay or prevent the Closing, (2) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (3) adversely impact the ability of Parent LLC to enforce its rights against other parties to the Debt Commitment Letter or the definitive agreements with respect to the Debt Financing when required pursuant to this Agreement, or (C) changes, replaces or substitutes the left lead arranger in respect of the Debt Financing. At the Company’s request, Parent shall keep the Company reasonably apprised of the status of the Transaction Financing. Parent shall promptly notify Company of any amendments, supplements, modifications, or waivers of the Debt Financing, and shall promptly furnish to the Company copies of any agreements or other documentation with respect to such amendment, supplement, modification, or waiver;
(ii)complying in all material respects with the Financing Documents, paying all fees and other amounts when due and owing in respect of the Debt Financing, and using reasonable best efforts to satisfy on a timely basis all conditions to the Debt Financing that are within its control including by negotiating in good faith the definitive documentation for the Debt Financing; and
(iii)using reasonable best efforts to, in the event that the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or, upon funding would be satisfied, and to the extent the proceeds of the Debt Financing are necessary for Parent to fund its payment obligations under this Agreement, fully enforce its rights under the Financing Documents, to the extent entered into prior to the Closing, and to cause the Debt Financing to be funded in the full amount of the Debt Financing (or such lesser amounts as shall be necessary for Parent to fund its payment obligations under this Agreement) at or prior to the Closing. Upon any amendment, supplement, modification, waiver or replacement of the Debt Commitment Letter in accordance with this Section 5.17(a), all references herein to “Debt Commitment Letter” shall include and mean such documents as so amended, replaced, supplemented or modified in accordance with this Section 5.17(a) and references to

“Debt Financing” shall include and mean the financing contemplated by such Debt Commitment Letter as so amended, replaced, supplemented or modified in accordance with this Section 5.17(a).
(b)The Company agrees to, and shall cause the other Group Companies to, use reasonable best efforts to, and the Company shall use reasonable best efforts to cause the Group Companies’ Representatives to (in each case, at the sole cost of Parent), provide Parent and/or Merger Sub with such cooperation and assistance in connection with arranging and obtaining, and satisfying the conditions (on a timely basis) to the availability of, the Debt Financing to be provided under the Debt Commitment Letter or any other debt financing incurred, or offering of equity or equity-linked securities, by Parent or its Subsidiaries to finance all or a portion of the transactions contemplated by this Agreement (any such financing, the “Transaction Financing”) that is reasonably requested in writing by Parent (or its Representatives) in connection with the transactions contemplated by this Agreement and that is necessary for Parent to obtain the Transaction Financing, including (i) delivering Compliant Financing Information (for the avoidance of doubt, subject to the last sentence of the definition of “Financing Information”) and other information as is reasonably requested by Parent and consented to by the Company, such consent not to be unreasonably withheld, conditioned or delayed (and permitting Parent and its Affiliates to include such information in offering materials as reasonably determined to comply with the applicable securities laws and without any requirement to provide any financial statements not within the definition of “Financing Information”); it being understood that Parent shall be solely responsible for the preparation of any pro forma financial information as may be reasonably necessary to consummate the Transaction Financing or as required pursuant to the Securities Act of 1933, as amended; provided, that, as reasonably requested, the Company shall provide reasonable and customary support in connection with preparation of any such pro forma financial information, (ii) providing Parent at least four (4) Business Days prior to the Closing Date with all documentation required under “know your customer” and anti-money laundering rules and regulations that is requested in writing by Parent’s financing sources at least nine (9) Business Days prior to the Closing Date, (iii) using commercially reasonable efforts to assist Parent and its Representatives in their preparation of appropriate and customary offering documents, private placement memoranda, prospectuses, prospectus supplements, registration statements, syndication documents and materials including information memoranda, lender and investor presentations and other marketing documents and appropriate and customary materials for rating agencies, in each case, to the extent reasonably related to the Group Companies and as reasonably necessary to assist Parent in obtaining the Transaction Financing, (iv) obtaining the consent of, and customary comfort letters from, such accountants with respect to financial information solely as it relates to the Group Companies included in any offering materials, (v) providing available information reasonably requested by Parent’s legal counsel in connection with any legal opinions that may be required from Parent’s or any of its Affiliates’ legal counsel in connection with the Transaction Financing (it being understood that neither Company nor its legal counsel has an obligation to deliver any legal opinions), and (vi) upon reasonable prior written notice, at such times and locations reasonably acceptable to the Company, causing the participation by appropriate and applicable senior management of the Group Companies in a reasonable number of meetings, presentations, roadshows, conference calls, drafting sessions, due diligence sessions (including accounting due diligence sessions) and meetings with prospective investors, lenders and ratings agencies; provided, that (A) such requested cooperation does not unreasonably interfere with the ongoing operations of the Group Companies, (B) no director, officer, employee, member or stockholder of the Company or any of its Subsidiaries or their respective Affiliates shall be required to deliver any certificate or take any other action pursuant to this Section 5.17(b) to the extent doing so could reasonably be expected to result in personal liability to such Person, (C) none of the Company or any of its Subsidiaries or their Affiliates or any of their or their Affiliates’ Representatives shall be required to (1) deliver or cause the delivery of any legal opinions or reliance letters or any certificate as to solvency or any other certificate necessary for the Transaction Financing, (2) pay any commitment or other similar fee or incur any actual or potential liability in connection with the Transaction Financing, (3) adopt resolutions or execute consents to approve or authorize the execution of the Transaction Financing, (4) execute, deliver or enter into, or perform any agreement, document or instrument, with respect to the Transaction Financing that is not contingent upon the Closing or that would be effective prior to the effective time of the Closing or (5) take any action that (x) would or could reasonably be expected to, in the reasonable judgment of the Company, conflict with, or result in any violation or breach of, any law or regulation, any contract or any obligations of confidentiality binding on the Company or any of its Subsidiaries, (y) would or could reasonably be expected to, in the reasonable judgment of the Company, result in the loss of attorney-client privilege or (z) would or could reasonably be expected to, in the reasonable judgment of the Company, result in the disclosure of any materials that constitute attorney work product and (D) the Company shall have the right to review and comment on offering materials used in connection with the arrangement of any debt financing of Parent contemplated hereunder prior to the dissemination of such materials to potential lenders or other counterparties to any proposed financing transaction (or filing with any Governmental Entity) and Parent shall accept all reasonable comments from the Company on disclosure related to the Company or its Subsidiaries in such materials. Parent agrees that the execution by the Company or any of its Subsidiaries of any documents in connection with the Transaction Financing will be subject to the consummation of the transactions contemplated hereby at the Closing, and such documents will not take effect prior thereto. Any offering materials, presentations and other documents shall include a conspicuous disclaimer to the effect that none of the Company or any of its Subsidiaries or their respective Affiliates or any of their or their Affiliates’ respective representatives have any responsibility for the content of such document and in any oral disclosure with respect to such debt financing Parent shall expressly notify the recipient of such oral disclosure that Parent is solely responsible for the content of such oral disclosure. The Company hereby consents to the use of its logos, names and trademarks in connection with the Transaction Financing; provided, that Parent and Merger Sub shall ensure that such logos, names and trademarks are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Group Companies’ reputation or goodwill. Parent shall, upon request by the Company, reimburse the Group Companies and their respective Affiliates for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) incurred by the Company, its Subsidiaries and their respective Affiliates in connection with the cooperation contemplated by this Section 5.17(b). In addition, Parent shall indemnify and hold harmless the Group Companies (including their respective directors, officers, employees, agents and Representatives and their respective successors and assigns, collectively, the “Financing Indemnitees”) against any and all costs, losses or damages (including advancing attorneys’ fees and expenses) directly or indirectly suffered or incurred by the Financing Indemnitees in connection with the Transaction Financing, including any information or cooperation provided in connection therewith. Except as permitted above to be included in any offering materials, which offering materials and the contents thereof may be publicly disclosed by Parent with the prior written consent of the Company or the Seller Representative (such consent not to be unreasonably withheld, conditioned or delayed), information provided by the Group Companies in connection with the Transaction Financing may only be provided to sources or potential sources of financing and rating agencies that are bound by confidentiality provisions substantially similar to the Confidentiality Agreement or otherwise reasonably acceptable to the Company (it being understood and agreed that the confidentiality provisions set forth in the Debt Commitment Letter on the date hereof (and provisions at least as favorable to Parent as such provisions) are reasonably acceptable to the Company).
(c)In addition, the Company agrees to, and shall cause the other Group Companies to, use reasonable best efforts to, and the Company shall use reasonable best efforts to cause the Group Companies’ Representatives to (in each case, at the sole cost of Parent), provide Parent and/or Merger Sub with cooperation and assistance in connection with the preparation of any audit of the Group Companies conducted on behalf of Parent for the fiscal year ended December 31, 2022.
(d)The Company will be deemed to be in compliance with this Section 5.17 at all times unless and until (i) Parent provides written notice (the “Non-Cooperation Notice”) to the Company of any alleged failure to comply, or action or failure to act which could be believed to be a breach of this Section 5.17; (ii) Parent includes in such Non-Cooperation Notice reasonable detail regarding the cooperation required to cure such alleged failure (which will not require the Company to provide any cooperation that it would not otherwise be required to provide under this Section 5.17); and (iii) the Company fails to take the actions specified in such Non-Cooperation Notice within five Business Days from receipt of such Non-Cooperation Notice.
(e)Parent shall give the Company prompt (and in any event within two (2) Business Days) notice of any material dispute or disagreement in respect of, or any breach or repudiation, or any threatened breach or repudiation, by any party to the Debt Commitment Letter of which Parent becomes aware (a “Financing Failure Event”). Without limiting Parent’s other obligations under this Section 5.17, if a Financing Failure Event occurs, Parent shall (y) promptly notify the Company of such event and the reasons therefor and (z) use its reasonable best efforts to obtain (on terms not less favorable in the aggregate to Parent as those set forth in the Debt Commitment Letter) alternative financing from alternative sources, in an amount sufficient, when taken together with the available portion of the Transaction Financing, to make all necessary payments by Parent in connection with the transactions contemplated by this Agreement, including any adjustment payments to the Estimated Purchase Price pursuant to Section 2.4, as promptly as practicable following the occurrence of such event.
Section 5.18International Subsidiaries. If Parent desires to acquire the international Subsidiaries held by the Company’s Affiliates that are not already a Group Company, then Parent shall deliver written notice thereof to the Seller Representative within ten Business Days after the date of this Agreement. Following delivery of such notice and prior to the Closing, the Company shall, and shall cause its applicable Affiliates to, assign to a member of the Group Companies designated by Parent all of the equity interests in each of (a) FlexSteel International, LLC, a Nevada limited liability company, (b) FlexSteel Colombia S.A.S., an entity organized under the laws of Colombia, and (c) Prime Saudi Limited, an entity organized under the laws of the Kingdom of Saudi Arabia, which assignment shall be in a form and on terms reasonably satisfactory to Parent.
ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT
Section 6.1Conditions to the Obligations of the Company, Parent and Merger Sub. The obligations of the Company, Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists) of the following conditions:
(a)any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated; and
(b)no Law or Order issued by any court of competent jurisdiction or other Governmental Entity preventing the consummation of the transactions contemplated by this Agreement shall be in effect.
Section 6.2Other Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Parent of the following further conditions:
(a)(i) the representations and warranties of the Company set forth in Article 3 hereof (other than the Fundamental Representations), disregarding all “materiality”, “Material Adverse Effect” and similar qualifications, shall be true and correct in all respects as of the date hereof and as of the Closing as though made on and as of the Closing, except (A) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue as of the Closing to be true and correct as of the specified date and (B) to the extent such failures of such representations and warranties to be so true and correct, when taken as a whole, do not have and would not reasonably be expected to have a Material Adverse Effect, and (ii) the Fundamental Representations, disregarding all “materiality”, “Material Adverse Effect” and similar qualifications, shall be true and correct in all respects as of the date hereof and as of the Closing as though made on and as of the Closing, except (A) to the extent the Fundamental Representations are made on and as of a specified date, in which case the same shall continue as of the Closing to be true and correct as of the specified date and (B) except for de minimis inaccuracies;
(b)each of the Company and the Seller Representative shall have performed and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing;
(c)since the date hereof, no Material Adverse Effect has occurred (excluding, for the avoidance of doubt, the effects of any action taken by the Parties pursuant to Section 5.4);

(d)prior to or at the Closing, the Company shall have delivered a certificate of an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied; and
(e)prior to or at the Closing, the Seller Representative shall have taken the actions, and delivered the items, contemplated by Section 2.3(a).
Any condition specified in this Section 6.2 may be waived by Parent; provided, that no such waiver shall be effective unless it is set forth in a writing executed by Parent.
Section 6.3Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:
(a)the representations and warranties of Parent and Merger Sub set forth in Article 4 hereof, disregarding all “materiality” and similar qualifications, shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue as of the Closing to be true and correct in all material respects as of the specified date, except where the failure of any such representations and warranties to be true and correct has not had, individually or in the aggregate, a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby;
(b)each of Parent and Merger Sub shall have performed and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing;
(c)prior to or at the Closing, Parent and Merger Sub shall have delivered a certificate of an authorized officer of Parent, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) have been satisfied; and
(d)prior to or at the Closing, Parent shall have taken the actions, and delivered the items, contemplated by Section 2.3(b).
Any condition specified in this Section 6.3 may be waived by the Company; provided, that no such waiver will be effective against the Company unless it is set forth in a writing executed by the Seller Representative.
Section 6.4Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article 6 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.
Section 6.5Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by such Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.4.

ARTICLE 7
TERMINATION; AMENDMENT; WAIVER
Section 7.1Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:
(a)by mutual consent of Parent and the Seller Representative;
(b)by Parent, if any of the representations or warranties of the Company set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure or failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured by the earlier of (i) the Outside Date and (ii) twenty (20) days after written notice thereof is delivered to the Company; provided, that Parent and Merger Sub is not then in breach of this Agreement so as to prevent the conditions to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;
(c)by Seller Representative, if any of the representations or warranties of Parent and Merger Sub set forth in Article 4 shall not be true and correct or if Parent or Merger Sub has failed to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement (including the obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure or failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured by the earlier of (i) the Outside Date and (ii) twenty (20) days after written notice thereof is delivered to Parent or Merger Sub; provided, that the Company is not then in breach of this Agreement so as to prevent the conditions to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;
(d)subject to Section 8.15(a), by either Parent or the Seller Representative, if the transactions contemplated by this Agreement shall not have been consummated on or prior to the close of business on April 30, 2023 (as such date may be extended pursuant to the following provisions, the “Outside Date”); provided, that (i) if such date occurs prior to the last day of the Marketing Period, then the Outside Date shall be deemed for all purposes to have been extended to the date that is three (3) Business Days following the final day of the Marketing Period; and (ii) the Party seeking to terminate this Agreement pursuant to this Section 7.1(d) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Outside Date;
(e)by either Parent or Seller Representative, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 7.1(e) shall have used commercially reasonable efforts (unless another standard of efforts is expressly required by this Agreement, in which case such Party shall have used such required efforts) to prevent the entry of any Order and to appeal as promptly as possible any Order that may be entered; or
(f)by the Company, if (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or, to the extent permitted by applicable Law, waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), (ii) the Company has indicated to Parent in writing that the Company is ready, willing and able to consummate the transactions contemplated by this Agreement (subject to the satisfaction or waiver of all the conditions set forth in Section 6.3) and (iii) Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement by the earlier of (A) within two (2) Business Days following the date on which the Closing should have occurred pursuant to Section 2.2 and (B) the Outside Date.
Notwithstanding anything to the contrary contained herein, no COVID-19 Response shall be deemed to violate or breach this Agreement in any way or serve as a basis for Parent to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied.
Section 7.2Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, their respective Affiliates and their respective Representatives or of any Financing Related Party) with the exception of (i) the provisions of the Confidentiality Agreement, the first proviso of Section 5.2, this Section 7.2, and Article 8, each of which provisions shall survive such termination and remain valid and binding obligations of the Parties, and (ii) any liability of a Party for Fraud or for any willful breach of any of its respective obligations under this Agreement (including any failure by Parent and Merger Sub to consummate the transactions contemplated by this Agreement if and when obligated to do so hereunder) prior to such termination, in which case and notwithstanding anything to the contrary in this Agreement, the other Party shall be entitled to all remedies available at law or in equity. Nothing herein shall limit or prevent any Party from exercising any rights or remedies it may have under Section 8.15.
Section 7.3Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Parent and Seller Representative (subject to Section 8.8). This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 7.3 shall be void, ab initio.
Section 7.4Extension; Waiver. Subject to Section 7.2, at any time prior to the Closing, Seller Representative (on behalf of itself and the Company) may (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub contained herein, (b) waive any inaccuracies in the representations and warranties of Parent or Merger Sub contained herein or (c) waive compliance by Parent or Merger Sub with any of the agreements or conditions contained herein. Subject to Section 7.2, at any time prior to the Closing, Parent or Merger Sub may (i) extend the time for the performance of any of the obligations or other acts of the Company or the Seller Representative contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company contained herein or (iii) waive compliance by the Company or the Seller Representative with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
ARTICLE 8
MISCELLANEOUS
Section 8.1Survival of Representations, Warranties and Covenants. This Article 8 and those covenants and agreements set forth in this Agreement that by their terms contemplate performance in whole or in part after the Closing shall survive the Closing in accordance with their respective terms. All representations and warranties and all other covenants and agreements in this Agreement shall terminate at and not survive the Closing, and there shall be no liability after the Closing in respect thereof, except in the case of Fraud; provided, however, that the representations and warranties in Section 3.27 and Section 4.8 shall survive the Closing. Without limiting the generality of the foregoing or anything else in this Agreement, from and after the Closing (other than in the case of Fraud), Parent, on behalf of itself, its Affiliates and its and their respective Representatives, hereby fully, unconditionally and irrevocably waives (and discharges and releases the Company, Seller Representative, the Shareholders and its and their respective Representatives for) any and all claims, demands, torts, liens, suits, Actions, causes of action, debts, damages, obligations, liabilities and rights whatsoever, at law or in equity, whether known or unknown, suspected or unsuspected, now existing or which may hereafter accrue, directly or indirectly, arising out of or related to the transactions contemplated by this Agreement, other than with respect to any covenants or agreements that expressly survive the Closing pursuant to this Section 8.1. Parent and Merger Sub acknowledge and agree that, except in the case of Fraud, the R&W Insurance Policy shall be the sole and exclusive remedy of Parent, Merger Sub, their respective Affiliates and their respective Representatives, successors and assigns for any liabilities, obligations or losses sustained or incurred by Parent, its Affiliates and their respective Representatives, successors and assigns in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby. Notwithstanding anything to the contrary in this Agreement, the survival period set forth in this Section 8.1 shall not affect or otherwise limit any claim made or available under the R&W Insurance Policy.
Section 8.2Entire Agreement; Assignment. This Agreement (a) together with the Ancillary Documents, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) shall not be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of Parent and the Seller Representative. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.
Section 8.3Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:
To Parent, Merger Sub or to the Surviving Entity (after the Closing):
Cactus, Inc.
920 Memorial City Way
Suite 300
Houston, TX 77024
Attention:    William Marsh
E-mail:    will.marsh@cactuswhd.com
with a copy (which shall not constitute notice) to:
Bracewell LLP
711 Louisiana Street
Suite 2300
Houston, TX 77002
Attention:    Jason M. Jean
E-mail:    jason.jean@bracewell.com
To the Seller Representative or the Company (prior to the Closing):
FlexSteel LTIP LP
c/o Elliott Investment Management L.P.
360 S Rosemary Ave, 18th floor
West Palm Beach, FL 33401
Attention:    Rick Cohen
Mike Tomkins
Thao Do
E-mail:    rcohen@elliottmgmt.com
mtomkins@elliottmgmt.com
tdo@elliottmgmt.com
with a copy (which shall not constitute notice) to:

HighRidge Resources, Inc.
1201 Louisiana Street, Suite 2700
Houston, TX 77002
Attention:     Gustavo Torres
E-mail:     gus.torres@primenri.com
Vinson & Elkins LLP
2001 Ross Avenue, Suite 3900
Dallas, TX 75201
Attention:    Chris Rowley
E-mail:    crowley@velaw.com
or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
Section 8.4Governing Law. This Agreement and any Action of any kind or any nature (whether based upon contract, tort or otherwise) that is any way related to this Agreement or any of the transactions related hereto, shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.
Section 8.5Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses, whether or not such transactions shall be consummated; provided, however, that if the Closing occurs, then Parent shall pay, or cause to be paid, all Estimated Seller Expenses in accordance with Section 2.3(b)(iii).
Section 8.6Construction; Interpretation. The term “this Agreement” means this Agreement and Plan of Merger together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) financial terms shall have the meanings given to such terms under GAAP unless otherwise specified herein; (f) references to “$” or “dollar” or “US$” shall be references to United States dollars; (g) the word “or” is disjunctive but not necessarily exclusive; (h) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (i) the word “day” means calendar day unless Business Day is expressly specified; (j) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (k) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (l) all references to any Law, contract or agreement will be to such Law, contract or agreement as amended, supplemented or otherwise modified from time to time; and (m) all references to “made available” mean, with respect to any document or information, that such document or information was (i) specifically described on Schedule 8.6 or (ii) contained in the Venue® electronic data room maintained by Donnelley Financial Solutions entitled “Atlas” at 5:00 p.m. Houston, Texas time on the second Business Day prior to the execution of this Agreement. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.
Section 8.7Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. Any item disclosed in any Schedule corresponding to any section or subsection of Article 3 shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 only if the relevance of such disclosure to such other section or subsection is reasonably apparent on the face of such disclosure. The specification of any dollar amount in the representations, warranties or covenants contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. The disclosure with respect to any agreement, contract or other document referred to in the Schedules and made available to Parent shall be qualified in its entirety by reference to the terms thereof. The Schedules and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations, warranties, covenants, agreements or obligations of the Company except as and to the extent expressly provided in this Agreement, nor shall they be taken as extending the scope of any representation, warranty, covenant, agreement or obligation set out in this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement.
Section 8.8Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.8 and Section 8.12, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, Vinson & Elkins LLP is a third-party beneficiary of Section 8.16.
Section 8.9Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as neither the economic nor the legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 8.10Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.
Section 8.11Knowledge of the Company. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge after reasonable inquiry of their direct reports (and shall in no event encompass constructive, imputed or similar concepts of knowledge) of Thirucherai Sathyanarayanan, Gustavo Torres, Don Crawford, and Kris Terrill, none of whom shall have any personal liability or obligations regarding such knowledge.
Section 8.12No Recourse.
(a)Notwithstanding anything that may be expressed or implied in this Agreement or any Ancillary Document, each Party acknowledges and agrees (on behalf of itself and its Affiliates) that no recourse under this Agreement or any Ancillary Document shall be had against any past, present or future director, officer, agent, employee, incorporator, member, partner, equityholder, Affiliate, attorney, controlling Persons, member, manager, general or limited partner, Representative or assignee (or any past, present or future director, officer, manager, employee, incorporator, partner, equityholder, Affiliate, attorney, controlling Persons, manager, general or limited partner, Representative or assignee of any of the foregoing) of the Shareholders or such Party (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party for any obligation of a Party under this Agreement or any Ancillary Document for any claim based on, in respect of or by reason of such obligations or their creation; and each Party waives and releases all such liabilities, claims and obligations against any such Non-Recourse Party; provided, however, that this Section 8.12 is not intended to limit and shall not limit the rights of Parent in respect of any Letter of Transmittal.  Non-Recourse Parties are expressly intended as third party beneficiaries of this provision of this Agreement.
(b)Notwithstanding anything to the contrary in Section 8.12(a), in the event of Fraud, the Non-Recourse Parties shall not include FlexSteel LTIP LP and FlexSteel LTIP LP may be held directly liable to Parent for any event of Fraud in the making of representations and warranties by the Company.

Section 8.13Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY BASED UPON, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT OR THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.
Section 8.14Jurisdiction and Venue. Except as set forth in Section 2.8(j), each of the Parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 8.14 or in such other manner as may be permitted by applicable law, that such process may be served in the manner of giving notices in Section 8.3 and that nothing in this Section 8.14 shall affect the right of any Party to serve legal process in any other manner permitted by applicable law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court does not have or declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Chancery Court and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.
Section 8.15Remedies.
(a)Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement), and that monetary damages or other legal remedies, even if available, would not be an adequate remedy for such harm. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 7.1, the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement), in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties agree that the right to seek specific enforcement is an integral part of the Agreement and without this right, the Parties would not have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. No breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any Party, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.
(b)To the extent any Party brings an Action to enforce specifically the performance of the terms and provisions of this Agreement (other than an Action to enforce specifically any provision that expressly survives termination of this Agreement), the Outside Date shall automatically be extended to the later of (i) the tenth (10th) Business Day following the final resolution of such Action or (ii) such other time period established by the court presiding over such Action.
Section 8.16Waiver of Conflicts.
(a)Recognizing that Vinson & Elkins L.L.P. has acted as legal counsel to the Shareholders, the Company, certain of its Affiliates, and the Group Companies prior to the Closing, and that Vinson & Elkins L.L.P. may act as legal counsel to the Shareholders and certain of their Affiliates after the Closing, each of Parent and Merger Sub, the Surviving Entity and each of the Group Companies hereby (i) waives, on its own behalf and agrees to cause its Affiliates to waive, any claim it has or may have that Vinson & Elkins L.L.P. has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agrees that in the event that a dispute arises after the Closing between Parent or a Group Company and any Shareholder, the Seller Representative or one of its Affiliates, Vinson & Elkins L.L.P. may represent any Shareholder or its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Parent or any Group Company and even though Vinson & Elkins L.L.P. may have represented a Group Company in a matter substantially related to such dispute (including in respect of litigation). As to any privileged attorney-client communications between Vinson & Elkins L.L.P. and any of the Group Companies prior to the Closing (collectively, the “Privileged Communications”), Parent agrees that neither it nor any Group Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, may use or rely on any of the Privileged Communications in any action against or involving any Shareholder or any of their respective Affiliates (which will no longer include the Group Companies) after the Closing.
(b)Parent acknowledges that all privileged communications in any form or format whatsoever between or among Vinson & Elkins L.L.P. and any Shareholder, Seller Representative, their Affiliates, any Group Company or any of their respective

Representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, any alternative transactions to the transactions contemplated by this Agreement presented to or considered by any Group Company, or any dispute arising under this Agreement, unless finally adjudicated to be not privileged by a court of law (collectively, the “Privileged Deal Communications”), shall remain privileged after the Closing and that the Privileged Deal Communications and the expectation of client confidence relating thereto shall belong solely to the Shareholders and their respective Affiliates (and not the Group Companies or Parent) and shall not pass to or be claimed by Parent or any of the Group Companies. Accordingly, Parent or the Group Companies shall not, without the Seller Representative’s consent, have access to any such communications, or to the files of Vinson & Elkins L.L.P. relating to their engagement, whether or not the Closing shall have occurred and Vinson & Elkins L.L.P. shall have no duty whatsoever to reveal or disclose any such communications or files. Parent agrees that it will not, and that it will cause its Affiliates and the Group Companies not to, (i) access or use the Privileged Deal Communications, (ii) seek to have any Group Company waive the attorney-client privilege or any other privilege, or otherwise assert that Parent or any Group Company has the right to waive the attorney-client privilege or other privilege applicable to the Privileged Deal Communications, or (iii) seek to obtain the Privileged Deal Communications or Non-Privileged Deal Communications (as defined below) from any Group Company, any Shareholder or Vinson & Elkins L.L.P. Notwithstanding anything to the contrary contained in this Agreement, prior to Closing, the Seller Representative/Shareholders shall be permitted to remove from the premises of the Group Companies or any servers thereon, any email, document, or other record containing attorney-client privileged information relating to this Agreement or the contemplated transactions.
(c)Parent further agrees, on behalf of itself and, after the Closing, on behalf of the Group Companies, that all communications in any form or format whatsoever between or among Vinson & Elkins L.L.P. and any Shareholder, any of their respective Affiliates, any Group Company or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, any alternative transactions to the transactions contemplated by this Agreement presented to or considered by any Group Company, or any dispute arising under this Agreement and that are not Privileged Deal Communications (collectively, the “Non-Privileged Deal Communications”), shall also belong solely to each Shareholder and its Affiliates (and not the Group Companies) and shall not pass to or be claimed by Parent or any of the Group Companies.
(d)If Parent or any Group Company is legally required by Order or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications, then Parent shall promptly (and, in any event, within two (2) Business Days) notify the Seller Representative in writing (including by making specific reference to this Section 8.16(d)) so that the Seller Representative can seek a protective order, and Parent agrees to use its best efforts to assist therewith.
Section 8.17Release. Effective as of the Closing, Parent, on behalf of itself and its Affiliates and their respective successors and assigns (each, a “Releasing Party”), hereby unconditionally and irrevocably and forever releases and discharges each Shareholder, each of its successors and assigns, any of its direct or indirect equityholders, and each of its and their respective Affiliates, and any past, present or future directors, managers, officers, employees, agents, lenders, investors, partners, principals, members, managers, direct or indirect shareholders or equityholders of any of the foregoing Persons (each, a “Released Party”), of and from, and hereby unconditionally and irrevocably waives, releases and discharges any and all proceedings, covenants, claims, liabilities, suits, judgments, accounts, actions and causes of action of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, primary or secondary, at law or in equity (including arising under any Environmental Laws) that such Releasing Party ever had, now has or ever may have or claim to have against any Released Party, for or by reason of or in connection with or related to any Group Company (including in respect of the management or operation of the Group Companies) and to the extent first arising prior to the Closing; provided, that nothing contained in this Section 8.17 shall be construed as a waiver by Parent or the Group Companies of any of their respective rights expressly provided under (a) this Agreement, including the preservation of Parent’s right under this Agreement to pursue claims based on Fraud or (b) any Ancillary Document, including the Letters of Transmittal. Parent, on behalf of itself and the other Releasing Parties, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Parent, on behalf of itself and the other Releasing Parties, understands the significance of this release of unknown claims and waiver of statutory protection against a release, on behalf of itself and the other Releasing Parties, of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Parent, on behalf of itself and the other Releasing Parties, acknowledges that the Shareholders will be relying on the waiver and release provided in this Section 8.17 in connection with this Agreement and that this Section 8.17 is intended for the benefit of, and to grant third party beneficiary rights to each Released Party to enforce this Section 8.17.
Section 8.18Currency. All payments made by Parent pursuant to this Agreement shall be made in United States dollars.
Section 8.19Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
Section 8.20Seller Representative. By adoption of this Agreement by the Shareholders, each Shareholder consents to Seller Representative acting with the authority and in the capacity specified in this Agreement. For the avoidance of doubt, Seller Representative shall be entitled to (i) engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Seller Representative in complying with its duties and obligations under this Agreement, (ii) incur costs and expenses on behalf of the Shareholders in connection with its duties and obligations under this Agreement and shall be authorized to pay or reimburse, or reserve for, such costs or expenses from proceeds to the Shareholders, including escrow or contingent proceeds or any other sources of proceeds, prior to distribution thereof to the Shareholders and (iii) take all actions necessary or appropriate in the good faith judgment of Seller Representative for the accomplishment of its duties and obligations under this Agreement. Once Parent makes payment to Seller Representative as contemplated in this Agreement, such Parent payment obligation shall be fully satisfied and discharged and Parent shall have no liability to any Person for Seller Representative’s erroneous distribution of, or failure to distribute, the same to the Shareholders. From and after the Closing, Parent is entitled to deal exclusively with, and rely on, the Seller Representative on all matters relating to this Agreement and the transactions contemplated hereby, and Parent shall have no liability to any Person for any action taken or not taken by the Seller Representative or for any act or omission taken or not taken by Parent in reliance upon the actions taken or not taken or decisions, communications or writings made, given or executed by the Seller Representative.
Section 8.21Concerning Financing Related Parties. Notwithstanding anything in this Agreement or any Ancillary Document to the contrary, each Party hereby:
(a)agrees that any Action, whether in law or in equity, whether in contract, in tort or otherwise, involving any Financing Related Party in any way arising out of or relating to this Agreement, any Ancillary Document, any Financing Documents, the Financing or any of the transactions contemplated by this Agreement or the performance of any services thereunder (any such Action, a “Financing Related Action”) shall be subject to the exclusive jurisdiction of, and shall be brought exclusively in, the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof, and irrevocably and unconditionally submits, for itself and its property, with respect to any Financing Related Action, to the exclusive jurisdiction of, and to venue in, any such court; irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Financing Related Action, (i) any claim that it is not personally subject to the jurisdiction of any such court for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any Action commenced in any such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) any Financing Related Action in any such court is brought in an inconvenient forum or (B) the venue of any Financing Related Action is improper; and agrees that notice as provided herein shall constitute sufficient service of process and waives any argument that such service is insufficient;
(b)agrees that any Financing Related Action shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws that would result in the application of the law of any other state, except as otherwise expressly provided in the Debt Commitment Letter or the applicable Financing Document;
(c)agrees not to bring or support, or permit any of its Affiliates to bring or support, any Financing Related Action in any forum other than the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof;
(d)expressly and irrevocably waives all right to a jury trial with respect to any Financing Related Action;
(e)agrees that none of the Financing Related Parties will have any obligation or liability, on any theory of liability, to any of the Company or its Affiliates, and none of the Company or any of its Affiliates shall have any rights or claims against any of the Financing Related Parties, in each case, in any way arising out of or relating to (i) this Agreement, any Ancillary Document, any Financing Document, the Financing or any of the transactions contemplated by this Agreement, (ii) the negotiation, execution or the performance of any services thereunder (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (iii) any breach or violation of this Agreement, or (iv) any failure of the transactions contemplated hereunder to be consummated, whether in law or in equity, whether in contract, in tort or otherwise, it being expressly agreed and acknowledged by the Parties that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any Financing Related Party, as such, arising under, out of, in connection with or related to the items in the immediately preceding clauses (i) through (iv);
(f)agrees that, notwithstanding anything to the contrary in Section 8.8 or elsewhere in this Agreement or any Ancillary Document, the Financing Related Parties are express third party beneficiaries of, and may enforce, this Section 8.21;
(g)agrees that the provisions in this Section 8.21 and the definitions of “Financing”, “Financing Document” and “Financing Related Parties” (and any other definition set forth in, or any other provision of, this Agreement or any Ancillary Document to the extent that an amendment, waiver or other modification of such definition or other provision would amend, waive or otherwise modify the substance of this Section 8.21 or the definition of “Financing”, “Financing Document” or “Financing Related Parties”) shall not be amended, waived or otherwise modified, in each case, in any way adverse to the Financing Related Parties without the prior written consent of the Financing Related Parties (and any such amendment, waiver or other modification without such prior written consent shall be null and void); and
(h)the provisions of this Section 8.21 shall survive, and shall continue in full force and effect after, the termination of this Agreement.
* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.

COMPANY:

HIGHRIDGE RESOURCES, INC.

By:	/s/ Thirucherai Sathyanarayanan
Name: Thirucherai Sathyanarayanan
Title: President and Chief Executive Officer
SIGNATURE PAGE TO
AGREEMENT AND PLAN OF MERGER

CACTUS, INC.

By:	/s/ Scott Bender
Name: Scott Bender
Title: President and Chief Executive Officer

ATLAS MERGER SUB, LLC

By:	/s/ Scott Bender
Name: Scott Bender
Title: President and Chief Executive Officer

SIGNATURE PAGE TO
AGREEMENT AND PLAN OF MERGER

SELLER REPRESENTATIVE AND FOR PURPOSE OF SECTION 8.12(b):

FLEXSTEEL LTIP LP

By:	Prime HoldCo GP LLC, its general partner

	By:	Ealing Manger Corp., its manager

		By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President
SIGNATURE PAGE TO
AGREEMENT AND PLAN OF MERGER